Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) made effective as of August 29, 2026 (the “Effective Date”), by and among CollPlant Biotechnologies Ltd., a company incorporated under the laws of the State of Israel, Registration No. 520039785 (the “Buyer”), LightSolver Ltd., a company incorporated under the laws of the State of Israel, Registration No. 516117439 (the “Company”), and the shareholders of the Company listed on Exhibit A hereto (collectively, the “Current Shareholders”), each of whom is executing this Agreement through a Joinder or by way of a proxy to Ruti Ben Shlomi (the “Proxy Holder”) pursuant to a Seller Proxy (as defined herein). The Former SAFE Holders required to become a party hereto pursuant to Section 2.3.3, shall become a party to this Agreement upon execution of a Joinder (whether directly or pursuant to a Seller Proxy) in accordance with Section 3.5.

The Buyer, the Company and the Current Shareholders are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Proxy Holder holds valid and irrevocable Seller Proxies from each of the Sellers (other than Sellers executing this Agreement or a Joinder directly), authorizing the Proxy Holder to execute and deliver this Agreement, the Joinder and all other Transaction Documents on behalf of such Sellers, and to consummate the Transactions on their behalf;

WHEREAS, the Buyer desires to acquire one hundred percent (100%) of the issued and outstanding share capital of the Company on a fully-diluted basis, including all Shares, options, warrants, convertible securities and other rights to acquire share capital of the Company1 (the “Acquisition”), on the terms and subject to the conditions set forth in this Agreement and to the Schedule of Exceptions of Section 6;

WHEREAS, the Company is engaged in the business of developing and commercializing advanced, quantum-inspired computing hardware, specifically proprietary, room-temperature laser-based processing units (LPUs), designed to solve complex, multi-variable NP-hard optimization problems and provide high-performance computational solutions for enterprise applications across data-intensive industries such as logistics, finance, aerospace, and energy (the “Business”);

WHEREAS, the aggregate consideration to be paid by the Buyer to the Current Shareholders in connection with the Acquisition shall consist of (i) ordinary shares of the Buyer to be issued at the Closing (the “Closing Shares”), (ii) pre-funded warrants to purchase ordinary shares of the Buyer (the “Pre-Funded Warrants”), and (iii) certain milestone-based warrants to purchase ordinary shares of the Buyer, exercisable upon the achievement of certain milestones as further detailed below (the “Milestone Warrants” and, together with the Closing Shares and the Pre-Funded Warrants, the “Consideration Securities”), all as more fully described in this Agreement;

[1]	Pursuant to the Schedule of Exceptions, Artofin Venture Capital Fund L.P. has not converted its outstanding SAFE into Company shares.

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WHEREAS, following the consummation of the Acquisition, the Company will become a wholly-owned subsidiary of the Buyer, and the Buyer intends to integrate the Company’s Business with its own operations in furtherance of the Buyer’s strategic objectives;

WHEREAS, the board of directors of each of the Buyer and the Company has (i) determined that the Acquisition is fair to, and in the best interests of, such party and its respective shareholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Acquisition, in accordance with applicable law and the articles of association of such party;

WHEREAS, the Parties intend that the execution of this Agreement and the consummation of the Acquisition shall occur simultaneously (the “Sign-and-Close”), such that the Closing (as defined herein) shall take place concurrently with the execution hereof, and no separate closing condition period shall apply, subject only to the satisfaction or waiver of the conditions set forth in Section 3 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	For purposes hereof:

“102 Options” means Options granted under the Company Plan which are subject to tax pursuant to Section 102 of the Ordinance and held by the 102 Trustee.

“102 Trustee” means the trustee appointed by the Company and approved by the ITA in accordance with Section 102 of the Ordinance, and any regulations promulgated thereunder, for the purpose of holding and administering Options granted under the Company Plan pursuant to Section 102 of the Ordinance.

“3(i) Options” means Options granted under the Company Plan which are subject to tax pursuant to Section 3(i) of the Ordinance.

“Acquired Shares” means all Company Shares representing 100% of the issued and outstanding share capital of the Company on a Fully Diluted Basis, subject to the Schedule of Exceptions of Section 6.

“Affiliate” means with respect to any person or entity, any person or entity directly or indirectly, controlling such person, controlled by or under common control with such person or entity, without limitation, any general partner, managing member, officer or director of that person or entity, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with that person or entity. For this purpose: “Control” shall mean: (i) the ability to direct, or cause the direction of, the management and policies of the relevant person, whether through the ownership of voting securities, by contract or otherwise, and whether directly or indirectly, or (ii) the beneficial ownership (directly or indirectly, including through one or more intermediaries) of 50% or more of the ownership interests in such person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such person.

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“Agreed Diluted Basis” means the total number of the Buyer’s issued and outstanding Ordinary Shares, together with all securities convertible into, exercisable for or exchangeable for Buyer Ordinary Shares, in each case on a fully diluted basis as of the Closing Date, excluding any outstanding warrants and any options granted under the Buyer’s Plan, that are out-of-the-money as of the Closing Date, all as set forth on the Capitalization Table attached as Exhibit A.

“Agreement” means this Share Purchase Agreement including all exhibits and schedules attached hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Anti-Corruption Law” means any Applicable Law relating to bribery, corruption or similar activities, including without limitation the Israeli Penal Law 5737-1977, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Applicable Law” or “Law” means all laws, regulations, directives, statutes, subordinate legislation, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all statutory guidance and policy notes having a force of law, in each case to the extent applicable to the parties or any of them, or as the context requires.

“Balance Sheet” means the draft, unaudited balance sheet of the Company, a copy of which is attached to Schedule 6.13 of the Schedule of Exceptions.

“Bring-Along Provision” means Article 20.5 of the Company’s current articles of association (the “Current Articles”).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel or any day on which banking institutions in the State of New York or in the State of Israel are authorized or required by law or other governmental action to close; provided, however, that, for calculating Business Days with respect to any action to be taken by the Company hereunder, Friday after 1:00 p.m. (Tel Aviv time) shall not be considered a Business Day.

“Buyer Ordinary Shares” means ordinary shares, of the Buyer, no Par Value.

“Buyer Schedule of Exceptions” means the disclosure schedules delivered by the Buyer to the Company concurrently with the execution of this Agreement and attached hereto as Schedule 7.

“Cause” means, with respect to a Key Person: (a) such Key Person’s willful misconduct or gross negligence in the performance of his or her duties; (b) such Key Person’s commission of fraud, embezzlement, dishonesty or other willful misconduct that results in material harm to the Company or the Buyer; (c) such Key Person’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (d) such Key Person’s material violation of applicable law, regulation, or stock exchange rule, to the extent such violation causes material harm to the Company or the Buyer; or (e) such Key Person’s habitual or repeated neglect of duties, continued failure or refusal to perform his or her duties in any material respect, or abandonment of employment, which (if curable) is not cured within thirty (30) days after written notice thereof.

“Closing” has the meaning set forth in Section 3.1.

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“Closing Date” means the date of execution of this Agreement.

“Closing Shares” means 3,734,476 newly issued Buyer Ordinary Shares, representing 19.75% of the issued and outstanding Buyer Ordinary Shares immediately prior to the execution of this Agreement, to be issued to the Sellers in accordance with Section 2.2.1 in such number and allocated among them as set forth in Exhibit A.

“Companies Law” means the Israeli Companies Law 5759-1999 and any regulations promulgated thereunder.

“Company IP” means all Intellectual Property owned by, or exclusively licensed to, the Company or used or held for use in the conduct of the Company’s business as currently conducted.

“Company Plan” means the Company’s 2020 Share Option Plan.

“Company Shares” means all issued and outstanding shares of any class of the Company, as set forth in Schedule 6.2 of the Schedule of Exceptions.

“Confidential Information” means any and all information, data, documents, agreements, files and other materials which relate to the business, assets, financial position, customers, operations, or affairs of a Party which are not publicly known, whether or not specifically identified as confidential, including without limitation trade secrets, Inventions, business plans, financial data, customer lists, supplier information, marketing strategies, proprietary software, technical data, product designs, and any other information of a confidential or proprietary nature.

“Current Shareholders” means all of the shareholders of the Company on the date hereof, as set forth in Exhibit A attached hereto.

“Data Protection Law” means all Applicable Laws in connection with data protection and privacy protection which apply to the Company, including without limitation the European Regulation (EU) 2016/679 (the General Data Protection Regulation) and the Israel Privacy Protection Law 5741-1981 and the rules and regulations promulgated thereunder.

“Disclosed” means fully, fairly and specifically disclosed in the Schedule of Exceptions.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, right of first notice, preemptive right, title reversion agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, except for any encumbrance or other restriction imposed directly pursuant to this Agreement or under any Applicable Law.

“Equity Blocker” has the meaning set forth in Section 2.4.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means with respect to any person, all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in any right to receive or purchase any of the foregoing).

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“Former Optionholder” means any Person who held Options immediately prior to Closing and whose Options will be exercised and whose resulting Company Shares are sold to the Buyer in consideration for Buyer Ordinary Shares in accordance with Section 2.3.3.

“Former SAFE Holder” means any Person who held a SAFE immediately prior to Closing and whose SAFE is converted and whose resulting Company Shares are sold to the Buyer in consideration for Buyer Ordinary Shares in accordance with Section 2.3.4.

“Founder” means Ruti Ben-Shlomi, I.D. No. [***].

“Seller Proxy” means an irrevocable proxy and power of attorney, substantially in the form attached hereto as Exhibit L, granted by each of the Sellers (other than Sellers executing this Agreement or a Joinder directly) to the Founder, authorizing the Proxy Holder to: (a) execute and deliver this Agreement, the Joinder and all other Transaction Documents on behalf of such Seller; (b) execute share transfer deeds transferring such Seller’s Company Shares (including Company Shares issued upon conversion of a SAFE immediately prior to Closing) to the Buyer; (c) make and deliver all representations, warranties and covenants on behalf of such Seller as contemplated by this Agreement and the Joinder; and (d) take all other actions necessary or desirable to consummate the Transactions on behalf of such Seller. Each Seller Proxy shall be coupled with an interest and shall be irrevocable.

“Seller” means any one of the Sellers. “Sellers” means, collectively, the Current Shareholders and the Former SAFE Holders, other than as are listed in the Company Schedule of Exceptions.

“Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Organization; Good Standing), 6.2 (Share Capital), 6.3 (Authorization; Approvals), 6.6 (Insolvency) and 6.9 (Intellectual Property).

“Good Reason” means, with respect to a Key Person: (a) a material reduction in such Key Person’s compensation or benefits (other than in connection with a general reduction applicable to all senior executives of the Company or the Buyer, as applicable); (b) a material diminution in such Key Person’s duties or responsibilities (provided that changes in title, reporting lines, or organizational structure alone shall not constitute Good Reason so long as the Key Person retains substantially similar duties and responsibilities in the aggregate); or (c) a requirement that such Key Person relocate his or her principal place of employment more than fifty (50) kilometers from its current location without such Key Person’s prior written consent. Notwithstanding the foregoing, no event shall constitute Good Reason unless (x) the Key Person provides written notice to the Company or the Buyer, as applicable, within thirty (30) days after the occurrence thereof, (y) the Company or the Buyer, as applicable, fails to cure such event within thirty (30) days following its receipt of such notice, and (z) the Key Person terminates his or her engagement within thirty (30) days after the expiration of such cure period.

“Governmental Entity” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any competent court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions, including but not limited to the SEC, Nasdaq, the ITA, and the Israeli Registrar of Companies.

“Indemnification Agreements” means the indemnification agreements to be executed by (i) the directors who will be appointed to the Buyer’s board of directors, and (ii) the directors of the Company immediately after Closing, effective as of Closing, in the forms attached hereto as Exhibits J1 and J2, respectively.

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“Intellectual Property” or “Intellectual Property Rights” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright rights, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations.

“Inventions” means any patent applications, patents, know-how, technical information, work product, designs, ideas, concepts, information, materials, processes, data, programs, improvements, innovations, discoveries, developments, artwork, works of authorship, concepts, drawings, algorithms, techniques, methods, systems, processes, compositions of matter, computer software programs, databases and mask works, formulae, other copyrightable works, and techniques, whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether registered as a patent, copyright, trademark or in another form.

“ITA” means the Israel Tax Authority.

“Key Persons” means each of the following individuals: (1) Ruti Ben-Shlomi, and (2) Chene Tradonsky.

“Knowledge of the Company” or “Company’s Knowledge” means any fact, thing or matter actually known by any of the following individuals: (i) any director of the Company, (ii) any officer of the Company (including the chief executive officer, chief financial officer, chief technology officer, chief operating officer, vice president of research and development, and general counsel or legal director, if any), or (iii) any Key Person.

“Knowledge of the Buyer” or “Buyer’s Knowledge means any fact, thing or matter actually known by any of the following individuals: (i) any director of the Buyer or (ii) any officer of the Buyer (including the chief executive officer, deputy CEO & chief financial officer, vice president of operating officer, vice president of research and development, vice president of QA & QC and the general counsel, if any.

“Subsidiary Assets” means CollPlant Ltd. who owns all assets, Intellectual Property, contracts and business relating to the Buyer’s biotechnology business conducted prior to the Closing.

“Material Adverse Effect” means any event, circumstance, change, effect, development or condition that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise), properties, operations or results of operations of a Party, or (b) would reasonably be expected to prevent or materially impair or delay the ability of a Party to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general economic, business, financial, credit, currency or capital market conditions; (ii) changes in conditions generally affecting the industries or markets in which the relevant Party operates; (iii) any act of war (whether or not declared), armed hostilities, sabotage, terrorism, or any escalation or worsening thereof; (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, pandemic, epidemic or other natural or man-made disaster or act of God; (v) changes in Applicable Laws or regulations, or the interpretation or enforcement thereof, after the date hereof; (vi) changes in GAAP, IFRS or other applicable accounting standards, or the interpretation thereof, after the date hereof; (vii) any failure by a Party to meet any internal or published projections, forecasts, estimates or predictions (provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred); (viii) the announcement, pendency or consummation of the Transactions or the identity of the Buyer as the acquiror (including any loss of, or adverse change in, the relationship of the Company with any customers, suppliers, employees, financing sources or other business partners resulting therefrom); or (ix) any action taken or omitted to be taken by a Party at the written request of, or with the prior written consent of, the other Party.

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“Milestone Warrants” means pre-funded warrants to purchase Buyer Ordinary Shares, subject to the Equity Blocker, with an exercise price of USD 0.00001 per share, consisting of (i) the warrants issuable upon achievement of Milestone 1 (the “Milestone 1 Warrants”), (ii) the warrants issuable upon achievement of Milestone 2 (the “Milestone 2 Warrants”), and (iii) the warrants issuable upon achievement of Milestone 3 (the “Milestone 3 Warrants”), in each case allocated among the Sellers on a Pro Rata Basis and in accordance with the numbers of such warrants as are set forth in Exhibit A and in the form attached hereto as Exhibit C.

“Milestone 1” means the occurrence of the event(s) set forth as Milestone 1 on Exhibit M hereto.

“Milestone 2” means the occurrence of the event(s) set forth as Milestone 2 on Exhibit Mhereto.

“Milestone 3” means the occurrence of the event(s) set forth as Milestone 3 on Exhibit M hereto.

“Nasdaq” means The Nasdaq Stock Market LLC or any successor thereto.

“Net Cash” means US$5,000,000, to be transferred by Buyer to the account of the Company ( details of which have been provided in writing by the Company to Buyer) at Closing to be used by the Company for its operations in achieving the Milestones.

“Options” means, collectively, the 102 Options and the 3(i) Options.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961 and all the regulations, rules and orders promulgated thereunder.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Encumbrances” as set forth in Schedule 1.1(d).

“Person” or “person” means (i) any individual, firm, company, limited liability company, joint stock corporation or other company, governmental body, joint venture, association, trust or partnership, works council, or any other entity of any kind (whether or not having a separate legal personality), and (ii) a reference to that person’s legal personal representatives and successors.

“Buyer Plan” means the Buyer’s 2024 Share Award Plan, as approved by the Buyer’s Board of Directors on April 3, 2024, and the Buyer’s Share Ownership and Option Plan (2010), as extended by the Buyer’s Board of Directors on March 26, 2020.

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“Pre-Funded Warrants” means warrants to purchase Buyer Ordinary Shares in such number as is set forth in Exhibit A hereto, subject to the Equity Blocker, with an exercise price of USD 0.00001 per share, allocated among the Sellers as set forth in Exhibit A, in the form attached hereto as Exhibit D.

“Per Share Consideration” means the implied value per Company Share, calculated by dividing the aggregate Consideration Securities by the total number of Company Shares on a Fully Diluted Basis immediately prior to Closing.

“Pro Rata Basis” or “Pro Rata Share” means, with respect to each Current Shareholder, the proportion that such Current Shareholder’s Company Shares (on an as-converted basis) bears to the total issued and outstanding Company Shares (on a Fully Diluted Basis) immediately prior to the Closing, as set forth in Exhibit A.

“Requisite Shareholder Approval” means the approval by shareholders holding at least 51% of the issued and outstanding share capital of the Company, according to their voting rights as set forth in the Current Articles, of this Agreement and the Transactions, and (b) requisite percentage required for the adoption of the Amended and Restated Articles in replacement of the Current Articles, effective as of the Closing.

“ROC” means the Israeli Registrar of Companies.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“SAFE” means any Simple Agreement for Future Equity or similar convertible instrument issued by the Company entitling the holder thereof to receive Company Shares upon conversion in accordance with the terms thereof, as set forth in Schedule 1.1(e) , subject to the Schedule of Exceptions of Section 6.

“Schedule of Exceptions” means the disclosure schedules delivered by the Company and the Current Shareholders to the Buyer concurrently with the execution of this Agreement attached hereto as Schedule 6.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed or furnished by the Buyer under the Securities Act and the Exchange Act, including pursuant to Sections 13(a), 14(a) or 15(d) thereof, for the two (2) years preceding the date hereof, including any amendments or supplements thereto.

“Securities” means, collectively, the Closing Shares, the Pre-Funded Warrants, the Milestone Warrants, and the Warrant Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Issuance” means the issuance by the Buyer to the Sellers of the Consideration at the Closing.

“Sellers’ Representative” means Ruti Ben-Shlomi, or such successor as may be designated in accordance with Section 12.12.

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“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the outstanding voting securities or other ownership interests are owned, directly or indirectly, by such first Person.

“Tax” or “Taxation” means all forms of taxation, levy, duty, charge, impost or withholding of any nature whatsoever (including any related fine, penalty, surcharge, interest or addition to tax) imposed, collected or assessed by, or payable to, any Governmental Entity, whether of Israel, the United States or any other jurisdiction.

“Tax Ruling” means the ruling or determination from the ITA dated August 10, 2026, in form and substance reasonably satisfactory to the Buyer and the Sellers’ Representative, confirming the Section 103K tax treatment of the Transactions (which ruling may be subject to customary conditions regularly associated with such rulings).

“Trading Day” means a day on which Nasdaq is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Buyer Ordinary Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any successor thereto.

“Transaction Agreements” means this Agreement, and each other agreement, document and instrument executed and delivered in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

“Trustee” means the 102 Trustee.

“US GAAP” means United States generally accepted accounting principles, consistently applied.

“Warrant Shares” means the Buyer Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Milestone Warrants.

2.	THE ACQUISITION

2.1.	Purchase and Sale. Each Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from each Seller, all of such Seller’s Company Shares (on a Fully Diluted Basis), free and clear of all Encumbrances, for the Consideration set forth in Section 2.2.

2.2.	Consideration The aggregate consideration for the Acquired Shares shall be comprised of:

2.2.1.	Closing Shares. The number of newly issued Buyer Ordinary Shares representing 19.75% of the Buyer Ordinary Shares outstanding immediately prior to the execution of this Agreement, allocated to and among the Sellers on a Pro Rata Basis and in accordance with the numbers of such shares as are as set forth in Exhibit A.

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2.2.2.	Pre-Funded Warrant. Pre-Funded Warrant to purchase such number of Buyer Ordinary Shares, subject to the Equity Blocker, with an exercise price of USD 0.00001 per Buyer Ordinary Share, allocated among the Sellers on a Pro Rata Basis as set forth in Exhibit A (the “Pre-Funded Warrants”). The Pre-Funded Warrant shall be exercisable at any time following the Closing, subject to the Equity Blocker, and subject to Section 2.6.

2.2.3.	Milestone Warrants. Three (3) separate tranches of warrants (each, a “Milestone Warrant”), subject to the Equity Blocker, consisting of: (i) Milestone 1 Warrants, issuable upon achievement of Milestone 1; (ii) Milestone 2 Warrants, issuable upon achievement of Milestone 2; and (iii) Milestone 3 Warrants, issuable upon achievement of Milestone 3, in each case allocated among the Sellers on a Pro Rata Basis and in such number of each such warrants as is set forth in Exhibit A. The Milestone Warrants shall be exercisable at any time following their issuance, subject to the Equity Blocker, and subject to Section 2.6.

2.2.4.	Milestone Determination; Dispute Resolution. (a) The determination of whether a Milestone has been achieved shall be made exclusively by a committee of the board of directors of the Buyer comprised of three (3) members: the LightSolver Designee and two (2) independent directors (the “Milestone Committee”) within seven days of written notice by the Sellers’ Representative to the board of directors of Buyer. (b) If the Milestone Committee determines that a Milestone has not been achieved, the Sellers (acting through the Sellers’ Representative) shall be entitled, during a period of up to thirty (30) days following such determination, to present to the Milestone Committee evidence and explanations demonstrating the achievement of such Milestone, which period may be extended by the Sellers’ Representative at its sole discretion, including during or following any dispute resolution process under clause (c) below. For the avoidance of doubt, the Milestone Warrants, and the Warrant Shares issuable upon exercise thereof (subject to the Equity Blocker), shall not expire, and shall remain issuable and exercisable upon achievement of the applicable Milestone at any time. (c) The Sellers’ Representative may dispute any determination of the Milestone Committee by written notice to the Buyer. Within seven (7) days following such notice, the Milestone Committee shall appoint a third-party expert in the field relevant to the subject matter of the applicable Milestone to evaluate the Sellers’ Representative’s written contesting explanations, and such expert shall deliver a written recommendation within thirty (30) days of appointment. If the expert’s recommendation is that the Milestone has been achieved, such recommendation shall be final and binding and shall be adopted by the Milestone Committee. If the expert’s recommendation is that the Milestone has not been achieved, the Milestone Committee may nonetheless determine that the Milestone has been achieved, notwithstanding such recommendation.

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2.3.	Treatment of Options; Option Rollover

2.3.1.	Section 102 Options — Rollover. Within seven (7) Business Days following the Closing, each outstanding and unvested 102 Option and each 102 Option whose vesting is not to be accelerated as a result of the Closing shall, without any action on the part of the holder thereof, be converted into and exchanged for an option to purchase Buyer Ordinary Shares (a “Buyer Option” and each a “102 Rollover Option”) in accordance with the following terms: (a) Number of Shares: the number of Buyer Ordinary Shares subject to each Buyer Option shall equal the number of Company Shares subject to the corresponding 102 Option multiplied by the Exchange Ratio (as defined in Exhibit A), rounded down to the nearest whole share; (b) Exercise Price: the aggregate exercise price payable upon full exercise of each Buyer Option shall equal the aggregate exercise price that was payable upon full exercise of the corresponding 102 Option (and the per-share exercise price shall be adjusted accordingly); (c) Vesting and Expiration: each Buyer Option shall retain the same vesting schedule (including original grant date and any remaining lock-up period), vesting commencement date, and expiration date as the corresponding 102 Option; (d) Tax Track: each Buyer Option shall continue to be subject to Section 102(b)(2) of the Ordinance on the capital gains track and shall be deposited with the Buyer’s 102 Trustee for the remainder of the applicable holding period under Section 102 of the Ordinance; (e) Economic Equivalence: the conversion is intended to preserve the economic value of the original 102 Options without conferring any additional benefit on the holders thereof, consistent with Form 983; and (f) Equity Blocker: the exercise of each Buyer Option shall be subject to the Equity Blocker. The Buyer shall take all corporate action necessary to assume the 102 Options and issue the Buyer Options, including reserving sufficient Buyer Ordinary Shares for issuance upon exercise thereof.

2.3.2.	Section 3(i) Options — Rollover. Within seven (7) Business Days following the Closing, each outstanding and unvested 3(i) Option and each 3(i) Option whose vesting is not to be accelerated as a result of the Closing shall, without any action on the part of the holder thereof, be converted into and exchanged for a Buyer Option (each a “3(i) Rollover Option” and together with the 102 Rollover Options, the “Rollover Options”) in accordance with the following terms: (a) Number of Shares: the number of Buyer Ordinary Shares subject to each Buyer Option shall equal the number of Company Shares subject to the corresponding 3(i) Option multiplied by the Exchange Ratio (as defined in Exhibit A), rounded down to the nearest whole share; (b) Exercise Price: the aggregate exercise price payable upon full exercise of each Buyer Option shall equal the aggregate exercise price that was payable upon full exercise of the corresponding 3(i) Option (and the per-share exercise price shall be adjusted accordingly); (c) Vesting and Expiration: each Buyer Option shall retain the same vesting schedule, vesting commencement date, and expiration date as the corresponding 3(i) Option; (d) Economic Equivalence: the conversion is intended to preserve the economic value of the original 3(i) Options without conferring any additional benefit on the holders thereof, consistent with Form 983; and (e) Equity Blocker: the exercise of each Buyer Option shall be subject to the Equity Blocker. The Buyer shall take all corporate action necessary to assume the 3(i) Options and issue the Buyer Options, including reserving sufficient Buyer Ordinary Shares for issuance upon exercise thereof. For the avoidance of doubt, holders of Options that are rolled over into Buyer Options pursuant to this Section 2.3.2 (and not exercised for Company Shares) shall not be required to execute a Seller Proxy or Joinder.

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2.3.3.	Vested Options and Options with Acceleration Triggers. Notwithstanding Sections 2.3.1 and 2.3.2 above, each vested 102 Option and each vested 3(i) Option, and to the extent that the grant agreement or Company Plan governing any Option provides for automatic acceleration of vesting upon the Acquisition, and such acceleration is triggered by the Transactions or otherwise approved by the Company, then within seven (7) Business Days following the Closing: (a) the vested 102 Options, (b) the vested 3(i) Options and (c) all Options whose vesting shall accelerate as a result of the Closing in accordance with their original terms; shall be exercised (on a net exercise/cashless basis) for Company Shares within seven (7) Business Days following the Closing. The Company Shares resulting from such exercise shall be exchanged for Buyer Ordinary Shares in accordance with Section 2.1 and the Exchange Ratio; and the Buyer Ordinary Shares so received shall be deposited with the Buyer’s 102 Trustee (in the case of 102 Options) in accordance with Section 102 of the Ordinance. Unvested 102 Options, unvested 3(i) Options and Options that are not subject to acceleration as a result of the Closing, shall be converted into Buyer Options in accordance with Sections 2.3.1 and 2.3.2. Each Former Optionholder whose Options are exercised for Company Shares pursuant to this Section 2.3.3 shall, prior to such exercise, execute and deliver to the Company a Seller Proxy in the form attached as Exhibit L, or shall execute and deliver a Joinder directly.

2.3.4.	SAFEs. Immediately prior to the Closing and conditioned upon the occurrence of the Closing, each outstanding SAFE other than as is set forth on the Schedule of Exceptions in Section 6, shall convert into Company Shares in accordance with the Conversion Agreement executed by the holders of the respective SAFEs in the form attached hereto as Exhibit N . The Company Shares resulting from such conversion shall immediately thereafter be sold to the Buyer in consideration for the issuance of Buyer Ordinary Shares in accordance with Section 2.1, into such number of Buyer Ordinary Shares set forth in Exhibit A, and such sale shall be effected pursuant to Section 103K of the Ordinance.

2.4.	Equity Blocker. Notwithstanding anything to the contrary in this Agreement or otherwise, prior to obtaining any shareholder approval that may be required under Nasdaq Listing Rule 5635 (or any successor rule), the Buyer shall not be required to issue or deliver any Buyer Ordinary Shares issuable upon exercise of the Pre-Funded Warrants Milestone Warrants or the Rollover Options to any Seller or holder of 102 Options or 3(i) Options, if such issuance would exceed any applicable threshold under Nasdaq Listing Rule 5635 (the “Equity Blocker”). If any holder of Pre-Funded Warrants Milestone Warrants or Rollover Options (or the Sellers’ Representative on behalf of any such holder) delivers written notice to the Buyer of such holder’s intention to exercise Pre-Funded Warrants, Milestone Warrants or Rollover Options and such exercise would result in the Sellers together with the holders of Rollover Options (with respect to each such holder, together with its Affiliates and any Persons acting as a group together with such holder) beneficially owning Buyer Ordinary Shares in excess of the Equity Blocker, the Buyer shall convene a general meeting of its shareholders for purposes of obtaining Shareholder Approval as promptly as practicable and in any event within ninety (90) days following receipt of such notice (the “Approval Meeting”). The Buyer shall use its best efforts to solicit proxies in favor of the shareholder approval in the Approval Meeting, shall include the recommendation of its board of directors in favor thereof in the meeting materials, and, if said shareholder approval is not obtained at such Approval meeting, shall re-submit the matter at each subsequent general meeting of shareholders (and in any event at least once every three (3) months) until the shareholder approval is obtained.

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Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document and for the avoidance of any doubt, in no event shall the Buyer issue to any Seller, holder of Rollover Options or any other holder of securities of the Company any Buyer Ordinary Shares to the extent such issuance would exceed any applicable threshold under Nasdaq Listing Rule 5635 unless and until the Company obtains shareholder approval required by Nasdaq Rule 5635.

2.5.	Aggregate Beneficial Ownership Certification. (a) Prior to exercising any Pre-Funded Warrants Milestone Warrants or Rollover Options, the holder seeking to exercise (an “Exercising Holder”) shall deliver to the Buyer and the Sellers’ Representative a written notice of intent to exercise (an “Exercise Notice”). (b) Within five (5) Business Days following receipt of an Exercise Notice, the Sellers’ Representative shall deliver to the Buyer a written certification (an “Aggregate Ownership Certificate”) setting forth: (i) the aggregate number of Buyer Ordinary Shares then beneficially owned by all Sellers and their respective Affiliates; (ii) the aggregate number of Buyer Ordinary Shares proposed to be acquired by the Exercising Holder; and (iii) a certification that, after giving effect to the proposed exercise, the aggregate beneficial ownership of all Sellers (together with their respective Affiliates) will not exceed the Equity Blocker threshold. (c) Each Exercising Holder shall, upon request by the Sellers’ Representative, promptly (and in any event within three (3) Business Days) provide the Sellers’ Representative with a written statement setting forth the number of Buyer Ordinary Shares (including Warrant Shares) then beneficially owned by such Exercising Holder and its Affiliates. Each Seller acknowledges that failure to provide such statement may delay or prevent warrant exercises by other Exercising Holders. (d) The Buyer shall not be required to issue any Buyer Ordinary Shares unless and until it has received an Aggregate Ownership Certificate from the Sellers’ Representative confirming that the proposed exercise will not breach the Equity Blocker. (e) The Buyer shall be entitled to rely on the Aggregate Ownership Certificate without independent verification.

2.6.	Securities Exemption. The Securities are being offered and sold pursuant to an exemption from registration under the Securities Act. Each Seller shall be issued Securities either pursuant to (a) Section 4(a)(2) of the Securities Act, OR (b) Regulation S promulgated under the Securities Act, as determined by the Buyer with the prior consent of Sellers’ Representative not to be unreasonably withheld, prior to the Closing, provided, that such determination shall be made on a holder-by-holder basis: (i) any Seller that is a “U.S. person” (as defined in Regulation S) shall be issued Securities solely in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D thereunder; and (ii) Regulation S shall be relied upon only for Sellers that are not U.S. persons, in offshore transactions satisfying the conditions of Regulation S.

2.7.	To the extent required by Section 328(b)(1) of the Companies Law to secure an exemption for the issuance by the Buyer of the Consideration Securities under the tender offer rules of the Companies Law, the Buyer shall, as soon as is necessary to secure such exemption, call for and convene a meeting of the shareholders of the Buyer to approve such issuance in satisfaction of such tender offer exemption requirements, and, shall reconvene such meeting every six weeks thereafter until approval of issuance of Consideration Securities is secured as is required to secure exemption from such tender offer requirements.

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Each certificate representing Consideration Securities shall be imprinted with a legend substantially similar to the following (in addition to any legend required under applicable securities laws or as provided elsewhere in this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION D/S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

In addition, each certificate representing Consideration Securities may contain any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the sale and issuance of such Securities.

2.8.	The Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any Securities or other Consideration issuable or deliverable pursuant to this Agreement such number of Securities or such other amounts as may be required to be deducted and withheld under any provision of Applicable Law or the Tax Ruling with respect to the issuance of such Securities or Consideration. Unless a Seller delivers to the Buyer, prior to the Closing, a valid tax withholding certificate (ishur nikui) or a written exemption from withholding issued by the ITA in form and substance reasonably satisfactory to the Buyer, the Buyer shall withhold from the Securities otherwise issuable to such Seller an amount equal to twenty-five percent (25%) of the value of such Securities (or such other rate as may be specified by the ITA or Applicable Law). Any Securities or amounts so withheld shall be remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been delivered to the relevant Seller.

3.	CLOSING; CONDITIONS PRECEDENT; BRING-ALONG

3.1.	Actions at Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution of this Agreement. All actions and deliveries to be effected at Closing shall be deemed to occur simultaneously, and no action shall be deemed to have been completed, and no document shall be deemed to have been delivered, until all such actions have been completed and all such documents have been delivered. At Closing, the following actions shall be taken and the following documents shall be delivered:

3.1.1.	Resolutions. Each of the Company and the Buyer shall deliver duly adopted resolutions of its board of directors in form and substance reasonably acceptable to the other Party, approving the execution, delivery and performance of this Agreement and the consummation of the Transactions. In the case of the Company, such resolutions shall include resolutions of its shareholders constituting the Requisite Shareholder Approval, approving the Transactions.

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3.1.2.	Share Certificates and Transfer Deeds. Each Seller shall deliver to the Buyer (a) the original share certificate(s) representing the Acquired Shares held by such Seller (or, if any such certificate has been lost, stolen or destroyed, a customary lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Buyer), and (b) a duly executed share transfer deed with respect to the Acquired Shares held by such Seller, in the form attached hereto as Schedule3.5.1, transferring such Acquired Shares to the Buyer, free and clear of all Encumbrances.

3.1.3.	Share Register and ROC Filing. Within seven (7) Business Days following the Closing, the Company shall deliver to the Buyer: (a) an executed copy of the Company’s share register reflecting the transfer of all Acquired Shares to the Buyer, certified by the Chief Executive Officer of the Company as true, correct and complete as of the Closing, in the form attached hereto as Schedule 3.1.3A; and (b) a duly completed and executed Form 3 (or such other applicable ROC form) reflecting the transfer of all Acquired Shares to the Buyer, signed by the Company’s authorized signatories, ready for filing with the ROC, in the form attached hereto as Schedule 3.1.3B.

3.1.4.	Securities Issuance. The Buyer shall issue to the Sellers (or their respective designees, as set forth in the applicable Joinder) (a) the Closing Shares, (b) the Pre-Funded Warrants, and (c) the Milestone Warrants, in each case in accordance with numbers and the allocation set forth in Exhibit A, free and clear of all Encumbrances other than restrictions imposed under applicable securities laws and this Agreement.

3.1.5.	Shareholder Joinders. Each Current Shareholder shall deliver (whether directly or through the Proxy Holder pursuant to a Seller Proxy) a duly executed Joinder to this Agreement in the form attached hereto as Exhibit B (“Joinder”) and duly executed share transfer deeds with respect to all Company Shares held by such Current Shareholder.

3.2.	Conditions to Closing of All Parties. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or written waiver by all Parties) of each of the following conditions at or prior to the Closing:

3.2.1.	No Governmental Prohibition. Other than receipt of the tax ruling under Section 103K and filing with SEC and NASDAQ, all consents, approvals, authorizations, filings and notices of or to any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions (including, without limitation, any required approval of, notice to or filing with Nasdaq, or the ROC) shall have been obtained or made and shall be in full force and effect; No Governmental Entity shall have enacted, issued or entered any Applicable Law or Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

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3.2.2.	No Action. No action shall be pending or, to the Knowledge of either Party, threatened before any Governmental Authority that seeks to prohibit or prevent the consummation of any of the Transactions.

3.2.3.	No Applicable Law. No Applicable Law enacted, entered, promulgated, issued, enforced or deemed applicable by any Governmental Authority shall be in effect that prohibits or makes illegal the consummation of the Transactions.

3.3.	Conditions to Closing by Buyer. The obligation of the Buyer to consummate the Transactions shall be subject to the satisfaction (or written waiver by the Buyer) of each of the following additional conditions at or prior to the Closing:

3.3.1.	Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, however, that the Fundamental Representations of the Company shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the date hereof.

3.3.2.	Performance of Covenants. The Company shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by the Company under this Agreement at or prior to the Closing.

3.3.3.	Compliance Certificate. The Buyer shall have received a compliance certificate, substantially in the form attached hereto as Schedule 3.3.3, dated as of the Closing Date and duly executed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions set forth in Sections 3.3.1 and 3.3.2.

3.3.4.	Tax Ruling. The Company shall have obtained (a) a Tax Ruling from the Israel Tax Authority in form and substance reasonably acceptable to the Buyer confirming the Section 103K tax treatment of the Transactions for the Sellers, Former Optionholders and Former SAFE Holders.

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3.3.5.	Retention of Key Persons. Each Key Person shall (i) continue to provide services to the Company through the Closing, (ii) not have provided notice of his or her intention to terminate his or her engagement with the Company, and (iii) have executed a continuation of engagement letter in the form attached hereto as Schedule 3.3.5, pursuant to which such Key Person agrees to continue providing services to the Company (or the Buyer, as applicable) for a period of not less than thirty-six (36) months following the Closing Date (the “Retention Period”), unless such Key Person’s engagement is terminated by the Company or the Buyer without Cause or by such Key Person for Good Reason.

3.3.6.	Material Third Party Consents. The Company shall have obtained all consents, approvals or waivers required from the Company’s material business partners, customers or counterparties in connection with the Transactions, including confirmation that none of the Company’s material agreements with such parties will be terminated or adversely affected as a result of the change of control contemplated by the Transactions.

3.4.	Conditions to Closing by Company and Current Shareholders. The obligation of the Company and each Current Shareholder to consummate the Transactions shall be subject to the satisfaction (or written waiver by the Company and the Sellers’ Representative on behalf of the Current Shareholders) of each of the following additional conditions at or prior to the Closing:

3.4.1.	Accuracy of Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date hereof (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).

3.4.2.	Performance of Covenants. The Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by the Buyer under this Agreement at or prior to the Closing.

3.4.3.	Legend on Securities. The Buyer shall have confirmed in writing that all certificates or book-entry notations evidencing the Closing Shares, Pre-Funded Warrants and Milestone Warrants to be issued at Closing shall bear the legends required pursuant to Section 2.7 of this Agreement.

3.4.4.	Compliance Certificate. The Company shall have received a compliance certificate, substantially in the form attached hereto as Schedule 3.4.4, dated as of the Closing Date and duly executed by the Chief Executive Officer or Deputy CEO and Chief Financial Officer of the Buyer, certifying as to the satisfaction of the conditions set forth in Sections 3.4.1 and 3.4.2.

3.4.5.	Issuance of Securities Duly Authorized and Valid. The issuance and delivery of the Closing Shares, Pre-Funded Warrants and Milestone Warrants shall have been duly authorized by all necessary corporate action on the part of the Buyer, and upon issuance, each such Closing Security shall be validly issued, fully paid and non-assessable (with respect to the Closing Shares) or duly authorized, executed and delivered (with respect to the Warrants), and free and clear of all Encumbrances other than those arising under applicable securities laws or this Agreement.

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3.4.6.	Indemnification Agreements for Directors. The Buyer shall have entered into indemnification agreements, in the form customarily used by the Buyer, with each person who is to be appointed to the board of directors of the Company or a Subsidiary thereof at the direction of the Buyer at or following Closing.

3.4.7.	Board Resolutions of Buyer. The board of directors of the Buyer (or an authorized committee thereof) shall have adopted resolutions, duly approving the Transactions and authorizing the execution, delivery and performance of this Agreement by the Buyer and the issuance of the Consideration Securities.

3.4.8.	Minimum Available Cash. In order to fund the Company’s activities, the Buyer shall at Closing transfer to LightSolver’s bank accountUS$5,000,000 (the “Cash Funds”), to be applied towards working capital and operational needs of the Company in achieving the Milestones.

3.4.9.	Continued Nasdaq Listing. Buyer shall not have been delisted from Nasdaq nor received a final notice of such delisting that is not subject to cure by Buyer.

3.4.10.	CollPlant Equity Disclosure. The Buyer shall have delivered to the Sellers’ Representative a true, correct and complete schedule (certified by the Buyer’s Deputy CEO & Chief Financial Officer) of all options, warrants, convertible securities, restricted share units, and other rights to acquire or receive Buyer Ordinary Shares or other equity of the Buyer outstanding immediately prior to the execution of this Agreement (the “CollPlant Equity Rights”). All CollPlant Equity Rights outstanding as of the date hereof shall survive the Closing in accordance with their terms. Other than as is Disclosed on the Buyer’s Schedule of Exceptions, the execution and consummation of the Transactions and the issuance of the Consideration Securities will not trigger any of a right of first refusal, pre-emptive, anti-dilution, acceleration or right to payment or compensation of any kind in favor of any holder of CollPlant Equity Rights.

3.4.11.	Appointment of LightSolver Designee as Director. Effective as of the Closing, the individual nominated by the Company for consideration by the Buyer’s board of directors (the “LightSolver Designee”) shall have been duly appointed to the board of directors of the Buyer by the Buyer’s board of directors to serve as a director of the Buyer until the next annual general meeting of the Buyer’s shareholders in each case subject only to applicable Nasdaq independence and qualification requirements.

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3.4.12.	Rule 144 Legend Removal. The Buyer covenants that, following the Closing, it shall use commercially reasonable efforts to facilitate the removal of any restrictive legends from the Closing Shares and Warrant Shares that are eligible for resale pursuant to Rule 144, including (a) cooperating with the transfer agent to confirm eligibility for legend removal, (b) if required by the transfer agent, obtaining a single opinion of counsel (at the Buyer’s expense) covering all Sellers holding eligible shares, and (c) issuing any required transfer agent instructions. The Buyer shall use commercially reasonable efforts to cause such opinion and instructions to be delivered within five (5) Business Days after receiving a written request from the applicable holder together with reasonable evidence that the conditions of Rule 144 have been satisfied.

3.5.	Execution By or on Behalf of Sellers; Seller Proxy. The Proxy Holder holds valid and irrevocable Seller Proxies from each of the Sellers (other than Sellers executing this Agreement or a Joinder directly or as set forth in the Schedule of Exceptions), authorizing the Proxy Holder to execute and deliver this Agreement, the Joinder, share transfer deeds and all other Transaction Documents on behalf of such Sellers, and to take all actions necessary to consummate the Transactions on their behalf. The form of Seller Proxy is attached hereto as Exhibit L.

3.5.1.	Execution at Signing and Closing. The Proxy Holder, acting on behalf of each Current Shareholder pursuant to the applicable Seller Proxy, has executed and delivered (or shall execute and deliver at the Closing) this Agreement and the Joinder in the form attached hereto as Exhibit B on behalf of each such Current Shareholder. Immediately prior to or at the Closing, the Proxy Holder shall execute and deliver a Joinder on behalf of each Former SAFE Holder (upon conversion of such holder’s SAFE into Company Shares) and within seven (7) Business Days following, on behalf of each Former Optionholder whose Options will be exercised for Company Shares (upon such exercise), in each case pursuant to a valid Seller Proxy. Share transfer deeds in the form attached hereto as Schedule 3.5.1 shall be executed by the Proxy Holder on behalf of each Seller. By virtue of such execution by the Proxy Holder, each Seller shall be deemed to have accepted the offer set forth in this Agreement and shall be bound by all of the terms, conditions, representations, warranties, covenants and obligations applicable to Sellers hereunder, as if such Seller had been an original signatory to this Agreement.

3.5.2.	Actions at Closing. At the Closing, the Proxy Holder (acting on behalf of all Sellers pursuant to the applicable Seller Proxies) and the Company shall deliver to the Buyer (a) duly executed share transfer deeds with respect to all Company Shares (including Company Shares issued upon conversion of SAFEs), (b) the original share certificates (or lost certificate affidavits), and (c) any other documents required to be delivered by the Current Shareholders pursuant to Section 3.1. The Company shall register the transfer of all Company Shares to the Buyer in the Company’s share register.

3.5.3.	Consideration Distribution. Following the Closing, the Consideration Securities payable to each Seller shall be delivered to such Seller (or deposited with the Buyer’s 102 Trustee with respect to 102 Options) in accordance with Section 2 and the numbers and allocation set forth in Exhibit A. The Sellers’ Representative shall be responsible for coordinating with each Seller to obtain shareholder identification details and other information necessary for the issuance of the Consideration Securities.

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3.5.4.	Validity of Seller Proxies. The Proxy Holder and the Company represent and warrant to the Buyer that each Seller Proxy is valid, binding, enforceable and irrevocable, and has been (or shall be prior to Closing) duly executed and delivered by the applicable Seller. The Seller Proxies authorize the Proxy Holder to execute and deliver this Agreement, the Joinder, share transfer deeds, and all other Transaction Documents on behalf of each Seller who has not signed the Transaction Documents directly, and to take all actions necessary to consummate the Transactions.

3.5.5.	Preservation of Statutory Rights. Notwithstanding the foregoing, to the extent that any Seller Proxy is determined by a court of competent jurisdiction to be invalid or unenforceable with respect to any Seller, the bring-along provisions set forth in Section 341 of the Companies Law and Article 20.5 (Bring Along) of the Current Articles shall apply to such Seller, and the Company (or its designee) shall be entitled to execute a Joinder and share transfer deeds on behalf of such Seller and to take all actions necessary to effect the transfer of such Seller’s Company Shares to the Buyer, in accordance with Section 341 of the Companies Law.

3.5.6.	Release. Each Seller (by virtue of the Proxy Holder’s’execution on its behalf pursuant to a Seller Proxy) hereby fully and irrevocably releases and discharges the Proxy Holder, the Company, the Buyer and their respective Affiliates, directors, officers, employees, agents and representatives from any and all claims, liabilities, obligations, damages, losses, costs or expenses arising from or relating to the Proxy Holder’s execution of this Agreement, the Joinder or any other Transaction Document on behalf of such Seller pursuant to a Seller Proxy, or the consummation of the Transactions (including the conversion of SAFEs), except in the case of fraud or willful misconduct.

4.	POST-CLOSING ACTIONS

4.1.	Board of Directors. Following the expiration of 30 days after the Closing, the number of members of the board of directors of the Buyer shall consist of five (5) directors, of which the LightSolver Designee appointed by the Buyer’s board of directors effective as of the Closing pursuant to Section 3.4.11 shall continue to serve as one of such five (5) directors until the next annual general meeting of the Buyer’s shareholders. The LightSolver Designee shall be entitled to the same rights, compensation, indemnification and insurance coverage as all other non-employee directors of the Buyer, and shall serve subject to and in compliance with the Nasdaq listing rules and the Companies Law.

4.2.	Signatory Authority. Within 30 days following the Closing, the board of directors of the Buyer shall adopt a resolution establishing signatory authority for the Company substantially in accordance with the signatory matrix attached hereto as Exhibit O.

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4.3.	Filing with ROC. within fourteen Days following the Closing, the Company shall file with the ROC all necessary documents to reflect the transfer of the Acquired Shares to the Buyer, including notice of the transfer of the Acquired Shares (Form 3 or such other applicable ROC form), updated shareholder register, change of directors, and any other required filings.

4.4.	Management Continuity. Subject to the terms of the continuation of engagement letters executed by the Key Persons pursuant to Section 3.3.5, each Key Person shall continue to provide services to the Company (or the Buyer, as applicable) in a senior capacity following the Closing for the duration of the Retention Period. The Buyer and each Key Person shall work together in good faith to define the Key Person’s role and responsibilities following the Closing, taking into account the Key Person’s skills, experience and the operational needs of the combined business.

4.5.	Option Rollover; SAFE Conversion. Within seven (7) Business Days following the Closing, each outstanding Option that is not exercised for Company Shares pursuant to Section 2. 3 shall be converted into and exchanged for a Buyer Option in accordance with Sections 2.3.1 and 2.3.2, and on or prior to the Closing, each SAFE (other than as set forth in the Schedule of Excerptions) shall convert into Company Shares and the resulting Company Shares shall be sold to the Buyer in consideration for Buyer Ordinary Shares in accordance with Sections 2.1 and 2.3.4. The Company shall take all corporate action necessary for the assumption and conversion of the Options, and the conversion and exchange of the SAFEs, including amending the Company Plan as necessary to effect such assumption. The Buyer shall take all corporate action necessary to assume the Options and issue the Buyer Options. The exchange of Company Shares for Buyer Ordinary Shares and the assumption of Options shall be effected in accordance with Section 103K of the Ordinance, and the Buyer Options and any Buyer Ordinary Shares received by Former Optionholders holding 102 Options shall be deposited with the Buyer’s 102 Trustee pending the expiration of the applicable holding period under Section 102 of the Ordinance. For the avoidance of doubt, (a) Option holders whose Options are rolled over into Buyer Options (and not exercised for Company Shares) shall not be required to execute a Seller Proxy or Joinder, and (b) Former SAFE Holders and Former Optionholders whose Options are exercised for Company Shares shall be required to execute a Seller Proxy (authorizing the Proxy Holder to execute a Joinder on their behalf) or a Joinder directly.

5.	REPRESENTATIONS AND WARRANTIES OF THE CURRENT SHAREHOLDERS

Each Current Shareholder hereby represents and warrants to the Buyer, severally and not jointly, as of the date hereof, as follows:

5.1.	Ownership of Shares. Such Current Shareholder is the sole legal and beneficial owner of the Company Shares set forth opposite its name in Exhibit A, free and clear of all Encumbrances (other than restrictions under this Agreement and the Current Articles), with full right, power and authority to sell, assign, transfer and deliver such Company Shares to the Buyer pursuant to this Agreement.

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5.2.	Requisite Power and Authority. Such Current Shareholder (if a natural person) has full legal capacity, and (if a legal entity) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or other entity power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.3.	Binding Obligation. This Agreement constitutes, and each Transaction Agreement to which such Current Shareholder is a party when executed and delivered will constitute, a valid and binding obligation of such Current Shareholder, enforceable against it in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) the effect of rules of law governing the availability of equitable remedies.

5.4.	No Conflicts. The execution and delivery of this Agreement and the Transaction Agreements by such Current Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate any provision of the organizational documents of such Current Shareholder (if applicable); (ii) result in a violation of any Applicable Law; or (iii) result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any agreement or instrument to which such Current Shareholder is a party.

5.5.	No Litigation. There is no legal proceeding pending or, to the knowledge of such Current Shareholder, threatened against such Current Shareholder that would adversely affect its ability to consummate the transactions contemplated by this Agreement.

5.6.	Investment Representations.

5.6.1.	Such Current Shareholder (to the extent it is a Seller) is either (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D Investor”), OR (ii) not a “U.S. person” as defined in Rule 902(k) of Regulation S promulgated under the Securities Act and is acquiring the Securities in an “offshore transaction” as defined in Regulation S (“Regulation S Investor”). Each Seller has confirmed on the signature page hereto whether such Seller is a Regulation D Investor and/or a Regulation S Investor, and such Seller represents and warrants that the information set forth in its respective signature page is true and correct.

5.6.2.	Such Seller is acquiring the Securities for its own account, for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws.

5.6.3.	Such Seller has been afforded the opportunity to ask questions of and receive answers from the management of the Buyer concerning the Buyer and its business, assets, financial condition and prospects, and has had access to such financial and other information as it has deemed necessary to make its investment decision.

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5.6.4.	Such Seller understands that the Buyer is under no obligation to register the Securities with the SEC in the United States. Such Seller hereby covenants and agrees that he, she or it will not offer, sell or otherwise transfer such Securities except in compliance with this Section 5.6.4 and with Applicable Law. In order to prevent any transfer from taking place in violation of this Agreement or Applicable Law, each Seller hereby agrees that the Buyer may cause a stop transfer order to be placed with the Buyer’s transfer agent with respect to the Securities. The Buyer will not be required to transfer on its books any Securities that have been sold or transferred in violation of any provision of this Agreement or Applicable Law.

5.6.5.	Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Securities.

5.6.6.	Such Seller acknowledges that as of the date hereof, the trading price of the Buyer Ordinary Shares on Nasdaq is below US$1.00 per share, and that such trading price is subject to fluctuation. Such Seller further acknowledges that Nasdaq listing rules require listed securities to maintain a minimum bid price of US$1.00 per share, and that the Buyer intends to effect a reverse share split following Closing in order to regain compliance with such requirement. Such Seller has independently evaluated the risks associated with the current trading price and potential Nasdaq compliance matters and has determined to proceed with the Transactions notwithstanding such risks.

5.6.7.	If such Seller is Regulation D Investor, such Regulation D Investor (i) acknowledges that the certificate(s) representing or evidencing the Securities contains a customary restrictive legend restricting the offer, sale or transfer of any Securities except in accordance with the provisions of Regulation D, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (ii) agrees that all offers and sales by such Securities shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act. If such Seller is a Regulation S Investor, such Seller (i) acknowledges that the certificate(s) representing or evidencing the Securities contains a customary restrictive legend restricting the offer, sale or transfer of any Securities except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by such Securities shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) has not engaged in, and will not engage in, any directed selling efforts in the United States in connection with the offer and sale of the Securities, (iv) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (v) has purchased the Securities .for its own account and not for the account or benefit of any U.S. Person, (vi) will be the sole beneficial owner of the Securities specified on signature pages hereto opposite his name and has not pre-arranged any sale with a person or entity in the United States, and (vii) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, each Seller understands that the statutory basis for the exemption claimed for the sale of the Securities would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

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5.7.	No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Current Shareholder.

5.8.	Disclosure. No representation or warranty made by such Current Shareholder in this Agreement or in any certificate or document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer, as of the date hereof, subject to the disclosures set forth in the Schedule of Exceptions attached hereto as Schedule 6 (“Schedule of Exceptions”) (each of which shall qualify only the specifically identified Section of this Agreement to which such disclosure expressly relates), as follows:

6.1.	Organization; Good Standing. The Company is a private company (chevra pratit), duly organized, validly existing and in good standing under the laws of the State of Israel. The Company has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.2.	Share Capital. The authorized and issued share capital of the Company, including the number, class and par value of all issued and outstanding shares, is as set forth in Schedule 6.2. Except as set forth in Schedule 6.2 (which sets forth all outstanding options, warrants, convertible instruments and other rights to acquire shares of the Company granted under the Company’s Plan), there are no outstanding options, warrants, rights (including conversion or preemptive rights), calls, commitments or agreements of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or any securities convertible into or exchangeable for shares of the Company. All issued and outstanding shares of the Company (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with all Applicable Laws and the then-current organizational documents of the Company, and (iv) were not issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no anti-dilution adjustments pending or required with respect to any outstanding shares, options or other securities of the Company. Other than the Company’s Current Articles and the Seller Proxies attached as Exhibit L, there are no shareholders’ agreements, voting agreements, voting trusts, proxies, registration rights agreements or other agreements or instruments relating to the voting, transfer or governance of the Company’s share capital to which the Company or, to the Company’s Knowledge, any shareholder of the Company is a party.

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6.3.	Authorization; Approvals. The Company has full corporate power and authority to execute, deliver and perform this Agreement and all other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company, including the approval of the Board of Directors and, to the extent required by Applicable Law or the Current Articles, the approval of the shareholders of the Company. This Agreement has been, and each of the other Transaction Documents will be at Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) constitute, or will constitute at Closing, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the Transactions, do not and will not: (i) conflict with or violate any provision of the Current Articles or any other organizational document of the Company; (ii) conflict with, result in a breach of, or violate any Applicable Law or any judgment, order, writ, injunction or decree of any Governmental Authority applicable to the Company; (iii) result in any material breach of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give to any Person any right of termination, amendment, acceleration, increased payment, consent right or cancellation with respect to, any material agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound; (iv) result in the creation of any Encumbrance upon any of the assets or properties of the Company; or (v) require any Permit, consent, approval, authorization or filing with or notification to any Governmental Authority, other than as set forth in Schedule 6.3 and other than those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.4.	Seller Proxies. Each Seller Proxy attached as Exhibit L hereto (and each Seller Proxy to be executed by Former SAFE Holders prior to Closing) is (or shall be, as applicable) valid, binding, enforceable and irrevocable, has been (or shall be) duly executed and delivered by the applicable Seller, and grants the Founder full power and authority to execute and deliver this Agreement, the Joinder, share transfer deeds and all other Transaction Documents on behalf of such Seller, and to take all actions necessary to consummate the Transactions on behalf of such Seller. No Seller Proxy has been or shall be revoked, amended, modified or terminated, and no Seller has challenged or threatened to challenge the validity or enforceability of any Seller Proxy. The Company has no Knowledge of any circumstance that would render any Seller Proxy invalid, unenforceable or revocable.

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6.5.	Constitutional and Corporate Matters. The Company has maintained all statutory books and registers required to be maintained under Applicable Law, including the Companies Law, and such books and registers are accurate, up to date and have been maintained in accordance with the Companies Law and all other Applicable Laws in all material respects. True, correct and complete copies of the Current Articles and all other incorporation and constitutional documents of the Company have been made available to the Buyer, and no amendments thereto are pending or proposed. All annual reports, financial statements, forms and other documents and returns required to be filed by the Company with the ROC or any other Governmental Authority have been duly filed within the time periods required by Applicable Law, are current and up to date, and do not contain any material inaccuracy or omission. All corporate resolutions of the Board of Directors and shareholders of the Company have been duly adopted in accordance with the Companies Law and the Current Articles and are accurately and completely reflected in the Company’s minute books.

6.6.	Insolvency. No insolvency proceedings, including any voluntary or involuntary proceedings for the liquidation, dissolution, winding-up, receivership, administration or reorganization of the Company, have been commenced or, to the Company’s Knowledge, threatened against the Company. No petition for winding-up has been presented or, to the Company’s Knowledge, is threatened with respect to the Company. No receiver, administrator, liquidator, trustee in bankruptcy or similar official has been appointed, and no application for such appointment has been made or, to the Company’s Knowledge, is threatened, with respect to the Company or any of its assets. The Company is not a party to, nor has it proposed, any arrangement, compromise or composition with its creditors generally or any class of its creditors. The Company has not stopped paying its debts as they fall due in the ordinary course of business.

6.7.	Subsidiaries; Group Structure. Except as set forth in Schedule 6.7, the Company does not have, and has never had, any Subsidiaries. Except as set forth in Schedule 6.7, the Company does not own, directly or indirectly, any equity interest, membership interest, partnership interest, joint venture interest or other ownership interest in any Person, and is not a party to any agreement, arrangement or commitment obligating it to acquire any such interest. With respect to each Subsidiary set forth in Schedule 6.7, Schedule 6.7 sets forth (i) the jurisdiction of organization, (ii) the percentage of equity interest owned, directly or indirectly, by the Company, (iii) the issued and outstanding share capital, and (iv) a list of the directors and officers thereof.

6.8.	Related Party Transactions. Except as set forth in Schedule 6.8, there are no agreements, arrangements, obligations, transactions or course of dealings between the Company, on the one hand, and any current or former director, officer, shareholder holding five percent (5%) or more of the Company’s share capital (on a fully diluted basis), or any Affiliate of any of the foregoing, on the other hand, other than (i) employment agreements, consulting agreements and compensation arrangements entered into in the ordinary course of business and on arms’-length terms, (ii) reimbursement of reasonable business expenses in the ordinary course of business, and (iii) indemnification agreements between the Company and its directors and officers in customary form. All transactions described in Schedule 6.8 were approved in accordance with the applicable approval requirements of the Companies Law (including the requirements of Sections 255 through 275 thereof pertaining to transactions with interested parties) and were conducted on terms no less favorable to the Company than could have been obtained in an arms’-length transaction with an unaffiliated third party.

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6.9.	Intellectual Property. (a) Schedule 6.9 sets forth a complete and accurate list of all (i) registered Intellectual Property Rights owned or purported to be owned by the Company, including all issued patents, pending patent applications, registered trademarks and service marks, trademark and service mark applications, registered copyrights and copyright applications, and registered domain names (collectively, “Registered IP”); (ii) all Intellectual Property Rights that are licensed to the Company by a third party and that are material to the business of the Company (excluding commercially available off-the-shelf software with an annual license fee of less than twenty thousand U.S. dollars (US$20,000) and open source software), in each case specifying as applicable the owner, jurisdiction, registration or application number, and date of registration or application. (b) The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to all Intellectual Property Rights set forth in Schedule 6.9 as owned by the Company, free and clear of all Encumbrances. The Company has the valid and enforceable right to use, practice, exploit and commercialize all Intellectual Property Rights used in or necessary to conduct the business of the Company as currently conducted and as proposed to be conducted. All Registered IP is subsisting and, to the Company’s Knowledge, valid and enforceable. No current or former employee, officer, director, consultant, contractor or other Person has any ownership, license or other rights in or to any Intellectual Property Rights owned or purported to be owned by the Company, and no such Person has made any written claim of ownership or other right with respect thereto. (c) The conduct of the business of the Company as currently conducted and as proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any third party, and the Company has not received, within the past three (3) years, any written notice, claim, complaint or correspondence alleging or threatening any such infringement, misappropriation or other violation, including any cease-and-desist letter, offer to license, or invitation to take a license. (d) To the Company’s Knowledge, no third party is currently infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights owned by the Company, and no such claim has been threatened or asserted by the Company. There are no pending or, to the Company’s Knowledge, threatened claims, actions, suits, proceedings, investigations or inquiries (including any inter partes review, opposition, cancellation, or reexamination proceeding) challenging the ownership, validity, enforceability, registration, use or license of any Intellectual Property Rights owned by the Company. (e) All current and former employees and consultants of the Company who have developed, invented, created, conceived, reduced to practice or contributed to any Intellectual Property Rights of the Company have executed valid and binding written agreements assigning to the Company all of their right, title and interest in and to such Intellectual Property Rights, and, to the Company’s Knowledge, no such employee or consultant has retained or purported to retain any rights therein. Such assignment agreements contain provisions reasonably sufficient to ensure that all Intellectual Property Rights created by such individuals in connection with their employment or engagement by the Company vest exclusively in the Company and are free from any claim of any such individual. The Company has made available to the Buyer representative forms of such assignment agreements. (f) No open source software, freeware, shareware or software that is subject to any “copyleft” license (including any version of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Affero General Public License, the Common Development and Distribution License, or any similar license that requires, as a condition of use, modification or distribution thereof, that other software distributed therewith be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no charge) (“Open Source Components”) has been used, incorporated into, integrated or bundled with, linked to, or used to develop or provide any products, services or Intellectual Property Rights of the Company in a manner that: (i) requires the disclosure, licensing or distribution of any proprietary source code of the Company; (ii) requires the grant of any license, sublicense or other right to any Person to use, modify, distribute or commercialize any proprietary Intellectual Property Rights of the Company; (iii) otherwise limits the ability of the Company to commercialize or monetize any of its proprietary Intellectual Property Rights; or (iv) would give any third party the right to access or use any proprietary Intellectual Property Rights of the Company free of charge. All Registered IP owned by the Company is in good standing, all maintenance, renewal and annuity fees have been paid in full as and when due, and all prosecution, registration and recordal deadlines have been met in all material respects. (g) To the Company’s Knowledge, there are no circumstances that would reasonably be expected to adversely affect the patentability, registrability, validity or enforceability of any Registered Intellectual Property Rights owned or used by the Company. Schedule 6.9 identifies, to the extent known to the Company, any upcoming maintenance fees, renewal fees or similar fees due within twelve (12) months following the date of this Agreement. The Company has taken and continues to take commercially reasonable measures and precautions to protect and maintain the confidentiality of all trade secrets, know-how and other confidential and proprietary information included in the Intellectual Property Rights of the Company (collectively, “Trade Secrets”), including requiring all employees, consultants, contractors and other Persons with access to such Trade Secrets to execute written confidentiality and non-disclosure agreements in form and substance reasonably adequate to protect such Trade Secrets. To the Company’s Knowledge, no Trade Secrets have been disclosed to, or discovered or acquired by, any third party without appropriate confidentiality obligations or without the Company’s authorization, and no such misappropriation or unauthorized disclosure is or has been threatened.

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6.10.	Compliance with Other Instruments; No Breach. The Company is not in violation of, or default under, (i) any provision of the Current Articles or any other organizational or constitutional document of the Company, or (ii) any Applicable Law, judgment, order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its properties or assets, except in the case of clause (ii) for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in material breach or default under any Material Agreement, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a material breach or default by the Company under any Material Agreement or give any counterparty thereto any material right of termination, amendment, acceleration, increased payment or cancellation. No counterparty to any Material Agreement has delivered to the Company written notice of any intention to terminate or materially modify any such Material Agreement.

6.11.	Licenses. Schedule 6.11 sets forth a complete and accurate list of all material Permits, licenses, approvals, registrations, certificates, authorizations, exemptions and consents issued or granted by any Governmental Authority that are held by the Company and that are required for, or material to, the conduct of the business of the Company as currently conducted (collectively, the “Company Permits”). The Company holds all Company Permits and each Company Permit is valid, in full force and effect, and not subject to any pending or, to the Company’s Knowledge, threatened proceeding for its revocation, suspension, limitation, modification, non-renewal or cancellation. The Company is in compliance with the terms and conditions of all Company Permits in all material respects. No event has occurred that, with notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension, limitation, modification, non-renewal or cancellation of any Company Permit that is material to the business of the Company.

6.12.	Material Agreements; Actions. Schedule 6.12 sets forth a complete and accurate list of all material agreements to which the Company is a party or by which the Company or any of its assets is bound (“Material Agreements”), including, without limitation, all agreements: (i) involving annual consideration payable to or by the Company in excess of one hundred thousand U.S. dollars (US$100,000); (ii) that are not terminable by the Company without penalty or premium on ninety (90) days’ or less prior notice; (iii) containing any exclusivity, non-competition, non-solicitation, most-favored-nation, right of first refusal, right of first negotiation or similar restrictive covenant binding on the Company; (iv) relating to the incurrence, guarantee or assumption of any indebtedness or the grant of any Encumbrance on any assets of the Company; (v) relating to any acquisition or disposition of any material assets, business or equity interest (other than in the ordinary course of business); (vi) pursuant to which the Company has granted or received any license or sublicense of Intellectual Property Rights that is material to the business of the Company; (vii) with any Governmental Authority; (viii) that are joint venture, partnership or collaboration agreements; or (ix) that constitute employment agreements with, or provide for severance, change of control, retention or similar payments to, any director, officer or employee. The Company has made available to the Buyer true, correct and complete copies of all Material Agreements, including all amendments, supplements, exhibits, schedules and attachments thereto. Each Material Agreement is in full force and effect and, to the Company’s Knowledge, is valid and binding on the counterparties thereto. No event has occurred that, with notice or lapse of time or both, would reasonably be expected to give any party thereto any right of termination, amendment, modification or acceleration under any Material Agreement. The Company has not received any written notice of (A) any actual or alleged material breach by the Company of any Material Agreement, (B) any intention by any counterparty to terminate or not renew any Material Agreement, or (C) any dispute with any counterparty under any Material Agreement.

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6.13.	Absence of Changes. Since the Balance Sheet Date and except as disclosed in Schedule 6.13, the Company has conducted its business in the ordinary course, consistent with past practice, and there has not been: (i) any Material Adverse Effect, or any event, change, occurrence, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside, authorization, payment or other making of any dividend or other distribution (in cash, shares, property or otherwise) in respect of any shares or other equity interests of the Company, or any repurchase, redemption or other acquisition by the Company of any shares or other equity interests; (iii) any acquisition or disposition of any asset or property by the Company with a value or purchase price in excess of fifty thousand U.S. dollars (US$50,000), individually or in the aggregate, other than in the ordinary course of business; (iv) any material increase in the compensation, benefits or other remuneration payable or paid to any director, officer, employee or consultant of the Company, other than annual salary increases in the ordinary course of business consistent with past practice; (v) any material liability, indebtedness or obligation incurred or assumed by the Company outside the ordinary course of business or otherwise not consistent with past practice, or any material change in the Company’s credit facilities or banking arrangements; (vi) any creation, grant or imposition of any Encumbrance on any material asset or property of the Company, other than Permitted Encumbrances arising in the ordinary course of business; (vii) any amendment, restatement or modification of the Current Articles or any other organizational document of the Company; or (viii) any agreement or commitment by the Company to do any of the foregoing.

6.14.	Financial Statements. The Financial Statements of the Company attached to Schedule 6.14, including the audited balance sheets, income statements, statements of cash flows and statements of changes in shareholders’ equity as of and for the financial years ended December 31, 2023 and December 31, 2024, and the unaudited Financial Statements for the year ended December 31, 2025, and interim financial information for the six-month period ended June 30, 2024 and 2025, (collectively, the “Financial Statements”), (i) have been prepared in accordance with Israeli Generally Accepted Accounting Principles (“Israeli GAAP”), consistently applied throughout the periods indicated and consistent with prior periods; (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein; and (iii) were prepared from, and are consistent with, the books and records of the Company. The balance sheet of the Company as of June 30, 2026 (the “Balance Sheet”) and the date thereof (the “Balance Sheet Date”) are attached as part of Schedule 6.14. There are no off-balance sheet arrangements, financing arrangements or transactions that are material to the Company that are not reflected or otherwise disclosed in the Financial Statements. The books and records of the Company are accurate, up to date and maintained in accordance with Applicable Law and good accounting practice.

6.15.	No Undisclosed Liabilities. The Company has no material liabilities, obligations or indebtedness of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, other than: (i) liabilities reflected or reserved against in the Balance Sheet; (ii) liabilities incurred by the Company in the ordinary course of business and consistent with past practice since the Balance Sheet Date that do not, individually or in the aggregate, exceed fifty thousand U.S. dollars (US$50,000); and (iii) liabilities disclosed in the Schedule of Exceptions. The Company has not received any written notice, and is not aware, of any pending or threatened claims, demands, assessments or proceedings that are reasonably likely to result in material liabilities of the Company not reflected in the Financial Statements or otherwise disclosed in the Schedule of Exceptions.

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6.16.	Title to Property and Assets. The Company has good, valid and marketable title to, or, in the case of leased assets, a valid and subsisting leasehold interest in, all tangible and intangible assets and properties used in or necessary for the conduct of the business of the Company as currently conducted (the “Company Assets”), free and clear of all Encumbrances, except for Permitted Encumbrances. The Company Assets constitute all of the assets, rights and properties reasonably necessary for the conduct of the Company’s business as currently conducted. All tangible Company Assets are in good working order, condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used. With respect to any real property or premises leased or used by the Company, Schedule 6.16 sets forth a complete list of all such leased real property, the landlord thereunder, the annual rent and the term thereof. The Company has not received any written notice of any threatened condemnation or other taking of any of the Company’s leased real property, and no material dispute exists between the Company and any landlord under any real property lease.

6.17.	Employees and Consultants. (a) Schedule 6.17 sets forth a complete and accurate list of all current employees of the Company and all material consultants and independent contractors engaged by the Company, including for each such person: (i) name, title and position; (ii) date of commencement of employment or engagement; (iii) current base salary or consulting fee and any variable compensation, target bonus or commission arrangement; (iv) whether employed on a full-time or part-time basis; (v) visa or work permit status, if applicable; and (vi) a description of any special terms, benefits or arrangements. The Company has made available to the Buyer representative forms of its standard employment and consulting agreements. (b) All employees of the Company are lawfully employed in accordance with Applicable Law, including all applicable immigration and work authorization laws and regulations. The Company has complied in all material respects with all Applicable Laws relating to employment, including those relating to wages, hours, overtime, leaves of absence, equal opportunity, non-discrimination, non-harassment, social security contributions, national insurance payments, health insurance, pension and provident fund contributions, annual leave, sick leave, recreation pay (dmei havra’ah) and any other social and employment benefits mandated by Applicable Law or any applicable collective bargaining agreement or extension order (tzav harchava). All amounts due and payable in respect of wages, salaries, commissions, bonuses, overtime, vacation pay, sick pay, recreation pay and other social benefits with respect to employees have been duly and timely paid or accrued in the Financial Statements. (c) The Company has adopted and is in full compliance with the arrangement under Section 14 of the Severance Pay Law, 5723-1963 (the “Severance Pay Law”) with respect to all of its employees, and has made all contributions required under such arrangement to the appropriate pension fund, provident fund or insurance company in a timely manner. A complete and accurate list of all pension, provident and insurance funds or managers’ insurance policies (bituach menahalim) to which the Company contributes on behalf of each employee is included in Schedule 6.17. All contributions to such funds and policies have been paid to date, and there are no outstanding underfunded obligations with respect to severance pay. (d) There are no pending or, to the Company’s Knowledge, threatened strikes, work stoppages, work slowdowns, lockouts, picketing, labor disputes or labor grievances involving any employees of the Company. The Company is not a party to, and has never been a party to, any collective bargaining agreement, works council agreement, trade union agreement or other labor agreement. To the Company’s Knowledge, no union organizing activity or campaign is underway or threatened with respect to any employees of the Company. There are no pending or, to the Company’s Knowledge, threatened claims, complaints, charges, disputes or proceedings before any labor tribunal, court or administrative agency relating to any current or former employee or consultant of the Company. (e) All 102 Options have been granted in full compliance with the requirements of Section 102 of the Ordinance and all rules and regulations promulgated thereunder (including the Income Tax (Tax Relief for Issuance of Shares to Employees) Regulations, 5763-2003), including: (i) the Company has filed a timely Section 102 plan with the Israeli Tax Authority; (ii) all 102 Options have been deposited with a duly authorized trustee in compliance with Section 102; (iii) no amendments have been made that would adversely affect the tax treatment of outstanding 102 Options; and (iv) the Company has maintained proper documentation of all 102 Options and the related trustee arrangements. Schedule 6.17 sets forth all outstanding 102 Options, the applicable track (capital gains or ordinary income), the grant date, vesting schedule, exercise price and expiration date. (f) To the Company’s Knowledge, no employee, officer, director or key consultant of the Company is subject to any non-competition, non-solicitation, confidentiality or similar restrictive covenant with any former employer or other Person that would materially impair or restrict the ability of such individual to perform his or her duties for the Company or the ability of the Company to carry on its business as currently conducted or as proposed to be conducted. The Company has not received any written notice of any claim by any Person that any current or former employee, officer, director or consultant of the Company has violated any such restrictive covenant.

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6.18.	Tax Matters. (a) The Company has (i) timely filed, or caused to be timely filed, all Tax Returns required to be filed by it with the applicable Governmental Authority (taking into account all valid extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects; and (ii) timely paid, or caused to be timely paid, all Taxes due and payable by the Company, whether or not shown on any Tax Return, and whether or not assessed or demanded by any Governmental Authority, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with Israeli GAAP. The Company has adequate reserves reflected in the Financial Statements for all Taxes accrued but not yet due and payable as of the Balance Sheet Date. (b) There is no pending or, to the Company’s Knowledge, threatened Tax audit, examination, inquiry, assessment, deficiency, claim or proceeding with respect to any Taxes or Tax Returns of the Company by any Governmental Authority. The Company has not received any written notice of any Tax claim, deficiency or assessment from any Tax authority. No Tax Return of the Company is currently under audit, examination or investigation by any Governmental Authority, and the Company has not been notified that any Governmental Authority intends to audit or investigate any Tax Return. The Company has not consented to extend any statute of limitations with respect to any Taxes, and no such extension is currently in effect. (c) The Company has complied in all material respects with all of its obligations under Section 102 of the Ordinance and all rules and regulations promulgated thereunder with respect to all 102 Options and any other equity awards granted under the Company Plan or otherwise. Without limiting the generality of the foregoing, the Company has (i) filed all required reports with the Israeli Tax Authority relating to 102 Options and other equity-based compensation; (ii) ensured that all grants of 102 Options were made in accordance with the applicable approved plan; and (iii) satisfied all withholding and reporting obligations with respect to any exercise, vesting, sale or other disposition of 102 Options and shares issued pursuant thereto. No Tax authority has asserted or, to the Company’s Knowledge, threatened to assert, that any 102 Options fail to qualify for the applicable tax treatment under Section 102 of the Ordinance. (d) The Company has complied in all material respects with all applicable Tax withholding, deduction at source and reporting obligations with respect to all payments made to employees, officers, directors, consultants, contractors, shareholders and any other Person, including income Tax withholding at source, national insurance (bituach leumi) contributions, health insurance contributions, value added Tax (VAT), and withholding of Tax with respect to dividends, interest, royalties and other payments. All amounts withheld have been timely remitted to the appropriate Tax authorities. (e) The Company is not a party to, or bound by, any Tax-sharing agreement, Tax indemnification agreement, Tax allocation agreement, or any similar arrangement pursuant to which the Company has any obligation to pay or indemnify any Person with respect to Taxes. The Company is not the beneficiary of any Tax concession, Tax holiday, Tax exemption or reduced Tax rate that would require the payment of any additional Taxes or the repayment of any Tax benefits as a result of the consummation of the Transactions. (f) The Company is a tax resident of Israel and is not, and has not been, subject to Tax in any jurisdiction outside of Israel (other than with respect to withholding Taxes on passive income received from foreign sources). The Company does not have a permanent establishment, branch, office, representative or other taxable presence in any jurisdiction outside of Israel that would subject it to Tax in such jurisdiction. No claim has been made by any Governmental Authority in any jurisdiction outside of Israel that the Company is or may be subject to taxation in such jurisdiction.

6.19.	Litigation. Except as disclosed in Schedule 6.19, there is no, and for the three (3) years prior to the date of this Agreement there has been no, claim, action, suit, demand, audit, inquiry, investigation or proceeding pending or, to the Company’s Knowledge, threatened, by or before any Governmental Authority, arbitral tribunal or other forum, against or involving the Company, any of its assets or properties, or any of its current or former directors, officers or employees in their capacity as such, that (i) has resulted or would reasonably be expected to result in a judgment, award, settlement or other liability against the Company in excess of fifty thousand U.S. dollars (US$50,000) or (ii) has or would reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially impair or delay the consummation of the Transactions. The Company is not a party to, nor is it the subject of, any outstanding judgment, order, injunction, decree, ruling, arbitral award or settlement by or before any Governmental Authority or arbitral tribunal. The Company has not commenced any action, suit, proceeding or arbitration against any third party that is currently pending.

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6.20.	Data Protection and Privacy. The Company is, and at all times has been, in material compliance with all applicable Data Protection Laws. Without limiting the generality of the foregoing: (i) the Company has implemented and maintains commercially reasonable technical, administrative and physical security measures to protect all Personal Information in its possession or under its control from unauthorized access, use, disclosure, modification or destruction; (ii) to the Company’s Knowledge, the Company has not experienced any breach, unauthorized access, loss, theft, or unauthorized disclosure of any Personal Information that would constitute a reportable data breach under any applicable Data Protection Law; (iii) the Company has obtained all required consents, approvals and authorizations from data subjects required under applicable Data Protection Laws for the collection, use, storage, transfer and processing of Personal Information; (iv) the Company’s privacy policies and notices accurately describe the Company’s practices relating to the collection, use, storage, transfer and disclosure of Personal Information and are in compliance with applicable Data Protection Laws; (v) to the extent required under applicable Data Protection Laws, the Company has registered its databases with the Israeli Privacy Protection Authority; and (vi) the Company has not received any written complaint, notice, order, inquiry, investigation or claim from any data subject, Governmental Authority, or other Person alleging any violation of applicable Data Protection Laws.

6.21.	Anti-Corruption. The Company, and, to the Company’s Knowledge, each of its directors, officers, employees, agents, representatives and other Persons acting on its behalf, is, and at all times has been, in compliance with all applicable Anti-Corruption Laws. Without limiting the generality of the foregoing: (i) neither the Company nor any director, officer, employee, agent or representative of the Company has, directly or indirectly, paid, offered, promised, authorized or agreed to pay any bribe, kickback, gift or other thing of value to any Government Official, political party or official thereof, or any candidate for political office, for the purpose of influencing any act or decision in an official capacity, obtaining or retaining business, or securing an improper advantage; (ii) the Company has established and maintains commercially reasonable internal controls, procedures and policies designed to ensure compliance with applicable Anti-Corruption Laws; and (iii) neither the Company nor, to the Company’s Knowledge, any Person acting on behalf of the Company has been subject to any investigation, inquiry, proceeding or sanction by any Governmental Authority relating to any actual or alleged violation of Anti-Corruption Laws.

6.22.	Insurance. Schedule 6.22 sets forth a complete and accurate list of all insurance policies maintained by or for the benefit of the Company (including the insurer, policy number, type of coverage, coverage amounts, deductibles, policy term and annual premium). All premiums with respect to all insurance policies listed in Schedule 6.22 have been paid in full in a timely manner and are current, and all such policies are in full force and effect. The Company has not done, or omitted to do, anything that would make any such insurance policy void, voidable, or subject to cancellation by the insurer, or that would otherwise invalidate coverage thereunder. There are no material claims pending under any such insurance policy, and the Company has not received any written notice from any insurer of cancellation, non-renewal, material limitation or material reduction in coverage with respect to any such insurance policy. To the Company’s Knowledge, the insurance coverage maintained by the Company is adequate for a business of the nature, size and scope of the Company and is consistent with insurance coverage maintained by similarly situated companies in the photonic and quantum computing industry.

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6.23.	Environmental. The Company is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws. There are no pending or, to the Company’s Knowledge, threatened claims, actions or proceedings against the Company under or relating to any Environmental Law.

6.24.	Government Incentives and Grants. Schedule 6.24 sets forth a complete and accurate list of all grants, loans, subsidies, incentives, benefits, tax reliefs and other forms of support or assistance received or applied for by the Company from any Governmental Authority, including the Israel Innovation Authority (formerly the Office of the Chief Scientist) (the “IIA”), the Israel Investment Center, any bi-national or multinational research and development fund or program (including BIRD, Horizon Europe, the European Quantum Flagship and similar programs), or any other Governmental Authority or public fund (collectively, “Government Grants”), including the amount received, the purpose thereof, the terms and conditions applicable thereto, and the current status of each such Government Grant. The Company has complied in all material respects with all terms and conditions of each Government Grant, including all reporting obligations, budget limitations, performance milestones and conditions of use, and has not received any written notice of any material breach or violation thereof. The Company has no obligation (contingent or otherwise) to repay, refund, return or otherwise reimburse any amounts received pursuant to any Government Grant as a result of the consummation of the Transactions or otherwise, except as described in Schedule 6.24. The Company has not received any Government Grant that imposes any restriction, limitation or encumbrance on the Intellectual Property Rights of the Company, including any requirement to manufacture products or perform research and development activities in Israel, that would reasonably be expected to materially impair the Transactions or the Buyer’s use of the Company’s Intellectual Property Rights following the Closing, except as described in Schedule 6.24 and except for restrictions that can be addressed by payment of a royalty or approval of a transfer to the IIA or applicable authority in the ordinary course.

6.25.	Confidential Information. All current and former employees, officers, directors, consultants, contractors and other Persons who have had access to any confidential or proprietary information, know-how or trade secrets of the Company have executed valid and binding written confidentiality and non-disclosure agreements with the Company, which (i) contain confidentiality and non-disclosure obligations of reasonable scope and duration, (ii) are in full force and effect, and (iii) have not been breached in any material respect. The Company has not granted any Person any right to disclose or use the Company’s confidential information other than in the ordinary course of business and pursuant to binding written agreements obligating such Person to maintain the confidentiality thereof. To the Company’s Knowledge, no current or former employee, officer, director, consultant or contractor of the Company has breached any confidentiality or non-disclosure agreement with the Company or otherwise disclosed any material confidential or proprietary information of the Company to any unauthorized Person.

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6.26.	Disclosure. No representation or warranty made by the Company in this Agreement, and no statement contained in the Schedule of Exceptions or in any other document, certificate or instrument furnished , contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

6.27.	No Other Representations. Except for the representations and warranties expressly set forth in this Section 6 (as modified by the Schedule of Exceptions), the Company makes no representation or warranty, express or implied, at law or in equity, with respect to itself, its business, its assets, its liabilities, its financial condition, its operations, its results of operations or its prospects, and any such other representations or warranties are hereby expressly disclaimed. The Company specifically disclaims any representation or warranty with respect to any projections, forecasts, estimates, budgets or other forward-looking statements that may have been provided to the Buyer or its representatives in connection with the Transactions, it being understood that any such projections, forecasts, estimates or other forward-looking statements were prepared by management of the Company in good faith based on assumptions believed to be reasonable at the time of preparation, but that no assurance can be given that such projections, forecasts or estimates will be realized.

7.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Current Shareholders, as of the date hereof, subject to the disclosures set forth in the Buyer Schedule of Exceptions attached hereto as Schedule 7 (“Buyer Schedule of Exceptions”), as follows:

7.1.	Organization; Authorization. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Israel. The Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

7.2.	No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents, the issuance of the Securities and the consummation of the Transactions (including the exercise in full of the Pre-Funded Warrants and the Milestone Warrants and the resulting changes in the holdings of the Sellers) do not and will not: (a) conflict with or violate the organizational documents of the Buyer or any Subsidiary; (b) conflict with, constitute a default under, result in the creation of any Encumbrance upon any assets of the Buyer or any Subsidiary under, or give rise to any right of termination, acceleration, amendment, anti-dilution or similar adjustment, participation, first refusal, put, prepayment or cancellation under, any agreement, instrument or understanding to which the Buyer or any Subsidiary is a party or by which any of their assets are bound; or (c) subject to the Required Approvals (as defined in Section 7.3), violate any Applicable Law or Order applicable to the Buyer or any Subsidiary, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect on the Buyer.

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7.3.	Filings, Consents and Approvals. The execution, delivery, and performance by the Buyer of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not require any consent, approval, authorization, order, filing, registration, or qualification of or with any Governmental Entity or any other Person, except for: (i) the submission to Nasdaq of a listing of additional shares application (or such equivalent application) for the listing of the Closing Shares and the Warrant Shares issuable upon exercise of the Pre-Funded Warrants and Milestone Warrants; (ii) the filing by the Buyer of a Report on Form 6-K with the SEC in connection with the announcement of the execution of this Agreement and the consummation of the Transactions (together, “Required Approvals”).

7.4.	Issuance of Securities; Reservation; Par Value. The Closing Shares, Pre-Funded Warrants, and Milestone Warrants, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, free and clear of all Encumbrances other than restrictions under applicable securities laws and the Transaction Documents. The Buyer has reserved, or will have reserved prior to Closing, sufficient authorized but unissued Ordinary Shares for issuance upon exercise of the Pre-Funded Warrants and Milestone Warrants.

7.5.	Share Capital; Capitalization. The authorized and issued share capital of the Buyer, and a complete and correct list of all outstanding CollPlant Equity Rights (including holder, number, exercise or conversion price, vesting and expiration), is set forth in Schedule 7.5 of the Buyer Schedule of Exceptions. All issued Buyer Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws and not in violation of any preemptive or similar rights. Except as set forth in Schedule 7.5: (a) there are no outstanding options, warrants, convertible or exchangeable securities, or other rights, agreements or commitments obligating the Buyer or any Subsidiary to issue, sell, redeem or repurchase any share capital or securities convertible into share capital; (b) no security or instrument of the Buyer contains any anti-dilution, price-reset, ratchet or similar adjustment provision that would be triggered by the Transactions or by any issuance contemplated by this Agreement; (c) there are no redemption obligations, share appreciation rights, phantom equity or similar plans or arrangements; (d) there are no shareholder agreements, voting agreements, registration rights agreements or side letters relating to the share capital of the Buyer to which the Buyer is a party or, to the knowledge of the Buyer, among its shareholders and (d) no Person has any preemptive right, right of first refusal, participation right or similar right in connection with the Transactions or any issuance of the Securities.

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7.6.	SEC Reports. The Buyer has timely filed or furnished all reports, schedules, forms, and statements required to be filed with the SEC pursuant to the Exchange Act and the Securities Act (the “SEC Reports”). As of their respective dates, all SEC Reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Reports were prepared in accordance with US GAAP and fairly present in all material respects the financial position of the Buyer as of the dates thereof.

7.7.	Material Changes; No Undisclosed Liabilities. Except as set forth in Schedule 7.7: (a) there has been no event, occurrence or development that has had, or would reasonably be expected to result in, a Material Adverse Effect on the Buyer; (b) neither the Buyer nor any Subsidiary has incurred any liabilities (contingent or otherwise) other than in the ordinary course of business; (c) the Buyer has not altered its method of accounting; (d) the Buyer has not declared or paid any dividend or distribution or redeemed any securities; and (e) the Buyer has not issued any equity securities to any officer, director or Affiliate other than under existing equity plans. No event, liability, fact, circumstance or development exists with respect to the Buyer or its Subsidiaries that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made that has not been publicly disclosed.

7.8.	Internal Controls; Sarbanes-Oxley. The Buyer is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder. The Buyer maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that transactions are executed in accordance with management’s authorization, recorded as necessary to permit preparation of financial statements in conformity with US GAAP, and that access to assets is appropriately controlled; and has established disclosure controls and procedures designed to ensure that material information is made known to its certifying officers and reported within the periods required. Since the evaluation date of the most recent Annual Report on Form 20-F, there have been no changes in the Buyer’s internal control over financial reporting that have materially affected, or would reasonably be expected to materially affect, such internal control, and, to the knowledge of the Buyer, no material weaknesses have been identified in such internal control.

7.9.	Litigation; Regulatory Matters. Except as disclosed in the SEC Reports or in Schedule 7.9 of the Buyer Schedule of Exceptions, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, any Subsidiary or any of their respective properties or officers or directors (in their capacities as such) before any Governmental Entity or arbitrator that (a) adversely affects or challenges the legality, validity or enforceability of any Transaction Document or the Consideration Securities or (b) would reasonably be expected to have a Material Adverse Effect on the Buyer or to prevent or delay the consummation of the Transactions. Neither the Buyer nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any proceeding involving a claim of violation of, or liability under, securities laws or a claim of breach of fiduciary duty. There is no pending or, to the knowledge of the Buyer, contemplated investigation by the SEC or the ISA involving the Buyer or any current or former director or officer, and the SEC has not issued any stop order or other order suspending the effectiveness of any registration statement of the Buyer before any Governmental Entity or arbitrator that would reasonably be expected to have a Material Adverse Effect on the Buyer or to prevent or delay the consummation of the Transactions.

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7.10.	Solvency; Indebtedness. As of the date hereof: (a) the fair saleable value of the Buyer’s assets exceeds the amounts required to be paid on its existing debts and liabilities as they mature; and (b) the Buyer has no knowledge of any facts or circumstances that lead it to believe it will file for reorganization or liquidation within one (1) year of the date hereof. No insolvency, liquidation, stay of proceedings or similar proceeding has been initiated or, to the knowledge of the Buyer, threatened by third parties against the Buyer or any Subsidiary.

7.11.	Taxes. Except as would not reasonably be expected to have a Material Adverse Effect on the Buyer, the Buyer and each Subsidiary (a) has filed all income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due thereon, except for taxes being contested in good faith for which adequate reserves have been established, and (c) has set aside adequate provision for all material taxes for subsequent periods. There are no unpaid taxes in any material amount claimed in writing to be due by any taxing authority, and no audit or examination of the Buyer by any taxing authority is pending or, to the knowledge of the Buyer, threatened.

7.12.	Compliance with Laws; Anti-Corruption; Sanctions; Money Laundering. Neither the Buyer nor any Subsidiary is in violation of any Applicable Law or Order, except as would not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any Subsidiary, nor, to the knowledge of the Buyer, any director, officer, agent or other Person acting on their behalf, has violated any Anti-Corruption Law, made any unlawful payment or contribution, or is currently subject to any sanctions administered by OFAC, the U.S. Department of State, the United Nations, the European Union or any equivalent Israeli authority. The operations of the Buyer and its Subsidiaries have been conducted in compliance with applicable financial record-keeping and reporting requirements and money-laundering laws, and no proceeding with respect thereto is pending or, to the knowledge of the Buyer, threatened.

7.13.	Subsidiary Assets; Permits; Intellectual Property; Environmental. The Buyer or a Subsidiary has good and valid title to, or valid rights to use, all of the Subsidiary Assets, free and clear of all Encumbrances except as set forth in Schedule 7.13. The Buyer and its Subsidiaries possess all material permits, licenses and authorizations necessary for the ownership and current status of the Subsidiary Assets and their businesses as described in the SEC Reports, and have received no notice of revocation or modification of any such permit. To the knowledge of the Buyer, the Intellectual Property included in the Subsidiary Assets is subsisting and enforceable, the Buyer has not received any written claim that such Intellectual Property infringes the rights of any Person, and the Buyer has taken commercially reasonable measures to maintain and protect the same. The Buyer and its Subsidiaries are in compliance with all applicable environmental laws, except as would not reasonably be expected to have a Material Adverse Effect on the Buyer or on the value of the Subsidiary Assets.

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7.14.	Transactions with Affiliates. Except as set forth in Schedule 7.14 or in the SEC Reports, none of the officers or directors of the Buyer or any Subsidiary and, to the knowledge of the Buyer, none of their respective Affiliates or family members, is a party to any transaction, agreement or arrangement with the Buyer or any Subsidiary (other than for services as employees, officers and directors) involving payments in excess of US$120,000, including any arrangement providing for the furnishing of services, the rental of property, or the borrowing or lending of money. All agreement and arrangements with the Designated Officers have been disclosed in the SEC Reports or in Schedule 7.14 of the Buyer Schedule of Exceptions, none of the officers or directors of the Buyer or any Subsidiary is a party to any transaction, agreement or arrangement with the Buyer or any Subsidiary (other than for services as employees, officers and directors) that would be required to be disclosed under Item 7.B of Form 20-F.

7.15.	Insurance. The Buyer and its Subsidiaries are insured against such losses and risks and in such amounts as are prudent and customary for their businesses, including directors’ and officers’ liability insurance in the amounts set forth in Schedule 7.15. The Buyer has no reason to believe it will not be able to renew such coverage or obtain a customary tail policy in connection with the Transactions on commercially reasonable terms.

7.16.	Investment Company. The Buyer is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

7.17.	Shell Company. The Buyer is not, and has never been, a “shell company” as defined in Rule 144 under the Securities Act. The Buyer satisfies and for so long as any Seller holds Consideration Securities shall use best efforts to continue to satisfy the current public information requirements of Rule 144(c), to the extent applicable.

7.18.	No Disqualification Events. No “bad actor” disqualification under Rule 506(d) of Regulation D applies to the Buyer or any Rule 506(d) Related Party, except as disclosed in writing to the Current Shareholders or in the SEC Reports. The Buyer has exercised reasonable care to determine the foregoing and has complied with its disclosure obligations under Rule 506(e).

7.19.	Foreign Private Issuer. The Buyer qualifies as a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act.

7.20.	Listing and Maintenance; DTC. The Buyer Ordinary Shares are listed on Nasdaq. Except as disclosed in Schedule 7.20 of the Buyer Schedule of Exceptions, the Buyer is in compliance in all material respects with applicable Nasdaq listing requirements. The Buyer has not received any notice from Nasdaq of any pending or threatened delisting, except as disclosed in Schedule 7.20. The Buyer Ordinary Shares are eligible for electronic transfer through the Depository Trust Company, and the Buyer is current in the payment of all associated fees. Share Capital. The authorized and issued share capital of the Buyer is as set forth in the Buyer Schedule of Exceptions. All issued Ordinary Shares are duly authorized, validly issued, fully paid, and non-assessable. Other than as is set forth on Schedule 7.11, there are no anti-dilution or participation rights outstanding, no side-letters and no registration rights in respect of any capital stock of Buyer.

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7.21.	Insolvency. No insolvency, liquidation, or similar proceedings have been initiated or, to the knowledge of the Buyer, threatened against the Buyer. The Buyer is not insolvent and is able to pay its debts as they fall due

7.22.	Litigation. Except as disclosed in the Buyer Schedule of Exceptions, there is no litigation pending or, to the knowledge of the Buyer, threatened against the Buyer that would reasonably be expected to have a Material Adverse Effect on the Buyer or prevent consummation of the Transactions

7.23.	Private Placement; No Integration; No General Solicitation. Assuming the accuracy of the representations of the Sellers in Section 5, no registration under the Securities Act is required for the offer and issuance of the Securities as contemplated hereby, and such issuance does not contravene the rules and regulations of Nasdaq. Neither the Buyer, nor any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, under circumstances that would cause the issuance of the Securities to be integrated with any prior or concurrent offering of the Buyer (including the PIPE and any offering by the Placement Agent) for purposes of (a) the Securities Act in a manner requiring registration or (b) any applicable shareholder-approval rules of Nasdaq, in each case in a manner that would adversely affect the issuance of the Securities. Neither the Buyer nor any Person acting on its behalf has offered the Securities by any form of general solicitation or general advertising.

7.24.	Registration Rights of Others. Except as set forth in Schedule 7.23, no Person has any right to cause the Buyer to effect the registration under the Securities Act of any securities of the Buyer, and no such right ranks senior to, or is entitled to priority or cut-back preference over, the registration rights granted to the Sellers under Section 9.3.

7.25.	Except for fees payable by the Buyer to the Placement Agent as defined and set forth in Schedule 7.26, no brokerage, finder’s or financial advisory fees or commissions are or will be payable by the Buyer or any Subsidiary in connection with the Transactions, and neither the Company nor any Current Shareholder shall have any obligation in respect thereof.

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7.26.	Disclosure. All disclosure furnished by or on behalf of the Buyer to the Company, the Current Shareholders or the Sellers’ Representative regarding the Buyer, its Subsidiaries, their businesses and the Transactions, including the Buyer Schedule of Exceptions, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading

7.27.	No Other Representations. Except for the representations expressly set forth in this Section 7, the Buyer makes no other representation or warranty with respect to the Buyer or its business. The Buyer expressly disclaims any representation or warranty with respect to projections, forecasts, or forward-looking statements. Nothing in this Section 7.27 or elsewhere in this Agreement shall limit any claim or remedy in respect of Fraud.

8.	COVENANTS

8.1.	Securities Laws Disclosure; Publicity. (a) The Buyer shall file a report on Form 6-K with the SEC within the time period required under applicable SEC rules and regulations and Nasdaq listing rules following the Closing Date disclosing such information regarding the Transactions as required under applicable SEC rules and regulations and Nasdaq listing rules. (b) No Party shall issue any press release or make any public announcement regarding the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except as required by Applicable Law or the rules and listing standards of any Trading Market. Notwithstanding the foregoing, the Buyer shall be entitled to make any disclosure required by Applicable Law, the SEC, or the rules of any Trading Market without consent from any other Party, provided that the Buyer shall use commercially reasonable efforts to provide advance notice to the Sellers’ Representative where practicable.

8.2.	Reservation of Shares. The Buyer shall use commercially reasonable efforts to reserve and keep available out of its authorized but unissued Buyer Ordinary Shares a number of Buyer Ordinary Shares sufficient for the purpose of enabling the Buyer to issue Buyer Ordinary Shares upon exercise of all outstanding Pre-Funded Warrants and Milestone Warrants. The number of reserved shares shall be adjusted proportionally in connection with any stock split, reverse stock split, share dividend, reclassification, reorganization or similar transaction affecting the Buyer Ordinary Shares. If at any time the number of authorized but unissued Buyer Ordinary Shares is insufficient to permit such reservation, the Buyer shall use commercially reasonable efforts to increase the number of its authorized Buyer Ordinary Shares.

8.3.	Nasdaq Compliance; Rule 5110. The Buyer shall use its best efforts to maintain the listing of the Buyer Ordinary Shares on Nasdaq and to comply with all applicable Nasdaq listing requirements.

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9.	Equity Issuance; Registration Rights

9.1.	Registration Rights. (a) Within seventy five (75) days following the Closing Date, the Buyer shall file with the SEC a registration statement on Form F-1 (or, if then available to the Buyer, Form F-3 or such other appropriate form) covering the resale of all Closing Shares and all Warrant Shares issuable upon exercise of the Pre-Funded Warrants and Milestone Warrants (the “Resale Registration Statement”), and not withstanding whether such Warrant Shares or Closing Shares were exempted under Rule 144. To the extent any Warrant Shares are not yet issued, or may not under applicable SEC rules or staff positions be registered for resale prior to their issuance, the Resale Registration Statement shall initially cover the Closing Shares and all Warrant Shares then permitted to be registered, and the Buyer shall file such additional registration statements (or post-effective amendments) as are necessary to register the resale of the remaining Warrant Shares promptly following, and in any event within thirty (30) days after, each issuance thereof upon exercise of Pre-Funded Warrants or Milestone Warrants, with the effectiveness, maintenance and expense obligations of this Section applying mutatis mutandis. The Buyer shall use its best efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as practicable and in any event within one hundred eighty (180) days following the Closing Date (or two hundred ten (210) days if the SEC reviews and comments on the Resale Registration Statement). (b) The Buyer shall use its best efforts to keep the Resale Registration Statement continuously effective until the earliest of: (i) the date on which all Registrable Securities covered thereby have been sold; (ii) the date on which all Registrable Securities may be sold without restriction under Rule 144 (including without volume or manner-of-sale limitations); or (iii) the third (3rd) anniversary of the Closing Date. The Buyer shall convert or replace the Resale Registration Statement with a registration statement on Form F-3 promptly upon becoming eligible to use Form F-3. (c) From and after the Closing Date and for so long as the Buyer is subject to the reporting requirements of the Exchange Act, the Buyer shall (i) prepare and file all reports, registration statements and other documents required to be filed with the SEC in compliance in all material respects with applicable federal securities laws, (ii) maintain the availability of current public information as required by Rule 144(c), and (iii) cooperate with any Seller seeking to sell Registrable Securities under Rule 144. (d) The Buyer shall be responsible for all fees and expenses incurred in connection with the Resale Registration Statement, including SEC filing fees, legal fees and printing costs, but excluding any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

9.2.	Tax. Buyer, the Current Shareholders and the Company shall comply with the restrictions and requirements of the Tax Ruling and shall reasonably cooperate to maximize the tax savings available thereunder for the benefit of all Parties.

10.	SURVIVAL; LIMITATIONS ON LIABILITY

10.1.	Survival. The representations and warranties of the Buyer, the Company and the Current Shareholders shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided that the Fundamental Representations and the representations relating to Taxes shall survive until sixty (60) days after the expiration of the applicable statute of limitations. Claims for Fraud are not subject to these limitations.

10.2.	Limitation of Liability. Except in the case of Fraud, claims for indemnification from a Current Shareholder may be collected from such Current Shareholder, on a several and not joint basis, only from the Closing Shares issued to such Current Shareholder , or if such Closing Shares have been sold or transferred by such Current Shareholder as of the date of such claim, from the value of such Closing Shares on the date of such sale or transfer.

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10.3.	Several Liability; Exclusive Remedy. (a) The liability of each Current Shareholder shall be several and not joint, in proportion to the Consideration received by such Current Shareholder. No Current Shareholder shall have any liability for any breach by any other Current Shareholder. (b) Except in the case of Fraud, the indemnification and recovery provisions of this Article 10 shall be the sole and exclusive remedy of the Buyer and its Affiliates for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered hereunder. Nothing in this Section 10.3, shall limit or restrict (i) the Buyer’s right to seek equitable relief, including specific performance and injunctive relief, (ii) any claim or remedy for Fraud or Willful Breach, or (iii) any remedy under any ancillary agreement. For purposes of this Agreement, “Fraud” means actual and intentional fraud in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder, committed with actual knowledge that such representations and warranties were false when made, and with the intent that the other Party rely thereon to its detriment.

11.	SUBSIDIARY ASSETS

11.1.	Right to Dispose. The Buyer shall be entitled, but not obligated, to dispose of, sell, license or otherwise monetize the Subsidiary Assets, in whole or in part, on such terms and conditions as the Buyer’s board of directors may determine in its sole and absolute discretion, such sale to be without obligations of any kind by Buyer in such sale. The Buyer may undertake preparatory actions for such transactions immediately following the Closing Date.

11.2.	Value Sharing. In the event of any disposition of Subsidiary Assets during a period of twenty four (24) months following the Closing Date (the “Disposal Period”), any and all net proceeds received in connection with such disposition, whether received during the Disposal Period or at any time thereafter, including through one or more installments, deferred payments, milestone payments, earn-out payments or otherwise (net of any and all transaction and other related costs and applicable Taxes) shall be allocated as follows: (a) twenty percent (20%) to certain officers and employees of the Buyer (the “Designated Officers”), detailed in Exhibit 11.2 who are tasked with seeking to dispose of the Subsidiary Assets or supporting such a disposal process; and (b) the remaining proceeds shall be retained by the Buyer for the benefit of the Buyer’s and Company’s operations and for general corporate purposes. Promptly following the Closing, the Buyer shall enter into agreements with the Designated Officers reflecting and giving effect to their entitlement to the twenty percent (20%) allocation set forth in clause (a) above.

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11.3.	Application of Proceeds; Approval. Notwithstanding Section 11.2: (a) the payments to the Designated Officers pursuant to Section 11.2 shall be approved concurrently with the Buyer’s approval of this Agreement by the Buyer’s Board of Directors and, to the extent required, its Compensation Committee. Parts of such payments may also be subject to the approval of the Buyer’s shareholders solely to the extent required under applicable law with respect to any such Designated Officer. To the extent any such shareholder approval is required, the Buyer and the LightSolver Designee(s) on the Buyer’s Board of Directors shall support and take all actions within their authority to cause the applicable payment arrangement to be submitted for approval at the applicable shareholders’ meeting. If such approval is not obtained, the Buyer and the LightSolver designee(s) on the Buyer’s Board of Directors shall continue to support and take all actions within their authority to cause the applicable payment arrangement to be resubmitted for approval at each subsequent shareholders’ meeting and, in any event, no less frequently than once every three (3) months, until such approval is obtained. In such event, the LightSolver Designee shall vote at the shareholders’ meeting in favor of such resolution, and shall act to solicit the Current Shareholders to support such resolution; and (b) all remaining net proceeds from any disposition of Subsidiary Assets shall not be applied to the operations of CollPlant Ltd. (if any).

11.4.	Process. The Buyer shall use commercially reasonable efforts to explore disposition opportunities for the Subsidiary Assets. The Buyer shall consult with the Designated Officers prior to entering into any binding agreement for the disposition of Subsidiary Assets, and shall provide the Designated Officers with reasonable access to information and documentation relating to any such proposed disposition.

11.5.	Payment. Any amounts payable to the Designated Officers under Section 11.2 shall be paid within seven (7) business days of actual receipt of proceeds by the Buyer. Such amounts shall be paid by way of cash distribution and subject to Applicable Law, Nasdaq rules and any requirements of the Israel Securities Authority or other relevant Governmental Entity. The Buyer Chief Executive Officer and the Deputy CEO & Chief Financial Officer as of the Closing date, shall determine the allocation of the proceeds among the Designated Officers and shall provide the Designated Officers with a written notice of their entitlement to the relevant amount of proceeds.

12.	MISCELLANEOUS

12.1.	Release. Effective as of the Closing, each Seller hereby fully, finally and irrevocably waives and releases the Company, its directors, officers, employees, agents, successors and assigns from any and all claims, rights, demands, actions, causes of action, liabilities and obligations of any nature whatsoever, whether known or unknown, arising out of or relating to such Seller’s capacity as a shareholder of the Company prior to the Closing, including without limitation any claim relating to dividends, distributions, liquidation preferences, anti-dilution rights, information rights or any other rights attaching to any Company security. Each Seller acknowledges and agrees that the release set forth in this Section 12.1 is a material inducement to the Buyer’s willingness to enter into and perform this Agreement.

12.2.	Parties’ Efforts to Close. Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to satisfy the conditions to Closing and consummate the Transactions as promptly as practicable. Without limiting the generality of the foregoing, each Party shall cooperate fully with the other Parties in connection with the preparation, execution and filing of any filings, applications, notifications or other instruments required to be made or obtained from any Governmental Entity in connection with the Transactions.

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12.3.	Confidentiality. (a) Each Party shall keep confidential and shall not disclose to any third party any Confidential Information of the other Parties received in connection with this Agreement or the Transactions, except: (i) to its professional advisors (including legal counsel, accountants and financial advisors) who are bound by obligations of confidentiality no less restrictive than those set forth herein; (ii) as required by Applicable Law or the rules of any Trading Market, in which case the disclosing Party shall, to the extent permitted by Applicable Law, provide the other Parties with reasonable prior written notice thereof; or (iii) with the prior written consent of the other Parties. (b) This Section 12.3 shall terminate upon Closing, subject to the Buyer’s continuing obligations as a public reporting company under the Exchange Act and the Securities Act. (c) Each Party acknowledges and agrees that the Buyer is subject to public company disclosure obligations under the Securities Act and Exchange Act, and that nothing herein shall prevent or restrict the Buyer from making any disclosure required by Applicable Law or the rules of Nasdaq, including without limitation any disclosure in connection with the filing of a Current Report on Form 6-K, an Annual Report on Form 20-F, or any registration statement or proxy statement.

12.4.	Entire Agreement. This Agreement, together with the Transaction Agreements, the Exhibits and Schedules hereto (each of which is incorporated herein by reference), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, term sheets, letters of intent, memoranda of understanding, representations and understandings, whether oral or written, between the Parties relating to such subject matter. No representation, warranty, covenant or condition not expressly set forth in this Agreement shall be binding on any Party.

12.5.	Amendment and Waiver. No amendment, modification or supplement to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Buyer, the Company and the Sellers’ Representative (acting on behalf of the Current Shareholders). No waiver of any term, condition, right or remedy under this Agreement shall be valid or binding unless set forth in writing and signed by the Party against whom such waiver is to be enforced. No waiver of any particular default or breach shall constitute a waiver of any other or subsequent default or breach, and no delay or failure to exercise any right or remedy shall constitute a waiver thereof.

12.6.	Governing Law and Jurisdiction. This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, the Transactions, or the negotiation, validity or performance hereof, shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any choice of law or conflicts of law principles thereof that would cause the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to resolution of any disputes arising hereunder by binding arbitration in front of a single arbitrator in Tel Aviv appointed with the consent of all parties, it being a condition to such appointment that the arbitrator shall undertake to issue a final written decision on such dispute within 90 days of such appointment. All Parties recognize the tight timing of such undertaking and consent not to request extensions thereof, nor shall the arbitrator grant any such extension. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the laying of venue of any such proceeding.

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12.7.	Notices. All notices, requests, demands, approvals, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered personally to the recipient; (ii) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (iii) one (1) Business Day after being sent by a recognized international overnight courier service with tracking, charges prepaid; or (iv) upon confirmed electronic receipt by the recipient by email, provided that a copy of such notice is dispatched by one of the methods specified in clauses (i)–(iii) above within two (2) Business Days thereafter. Notices shall be addressed to the Parties at the following addresses (or at such other address as a Party may designate by notice given in accordance with this Section 12.7):

If to the Buyer:

CollPlant Biotechnologies Ltd.

4 Oppenheimer Street, Rehovot, 7670104 Israel

Attention:

Eran Rotem, Deputy CEO and CFO

Email: eran@collplant.com; and

Bar Abelis, VP Legal

Email: bara@collplant.com

With a copy (which shall not constitute notice) to:

Amit Pollak Matalon & Co.

Adress: APM House, 18 Raoul Wallenberg St.,

Building D, 5th floor, Ramat Hachayal,

Tel Aviv, 6971915, Israel

Attention: Ronen Kantor, Adv.

Telephone No.: +972-3-5689000

E-mail: rkantor@apm.law

If to the Company:

LightSolver Ltd.

94 Yigal Alon Street, 2nd Alon Tower, 14 Floor, Tel Aviv-Jaffa, Israel

Attention: Ruti Ben Shlomi

Email: ruti@lightsolver.com

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With a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz.

Adress: Azrieli Sarona Tower- 53rd floor, 121 Menachem Begin Rd. Tel-Aviv, 6701203, Israe

Attention: Oded Kadosh, Adv.

Telephone No.: +972-3-3039000

E-mail: OdedK@pearlcohen.com

If to the Sellers’ Representative:

Ruti Ben Shlomi

29 Hadar Steet Cesaria, Israel

Email: ruti@lightsolver.com

12.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures (including signatures transmitted by PDF, DocuSign®, AdobeSign® or any similar electronic signature platform) shall have the same legal effect, validity and enforceability as original ink signatures to the fullest extent permitted by Applicable Law, including the Israeli Electronic Signature Law, 5761-2001.

12.9.	Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the Transactions, including all fees and disbursements of such Party’s legal counsel, accountants, financial advisors and other professional advisors, whether or not the Transactions are consummated.

12.10.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. No Party may assign, delegate or transfer any of its rights, interests or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void; provided, however, that the Buyer may, without the consent of any other Party, assign its rights (but not its obligations) under this Agreement to any wholly-owned Subsidiary of the Buyer, provided that such assignment shall not relieve the Buyer of any of its obligations hereunder.

12.11.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any Applicable Law, such holding shall not affect the validity, legality or enforceability of any other provision hereof, and the remaining provisions of this Agreement shall remain in full force and effect. The Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most closely approximates the original intent and economic effect of the provision held to be invalid, illegal or unenforceable.

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12.12.	Sellers’ Representative. Each Current Shareholder hereby irrevocably nominates, constitutes and appoints Ruti Ben-Shlomi (or such successor as may be designated in accordance with this Section 12.12) as its exclusive agent and attorney-in-fact (the “Sellers’ Representative”) with full power and authority, in the name and on behalf of such Current Shareholder, to: (a) receive and deliver notices on behalf of the Current Shareholders under this Agreement; (b) consent to any amendment of, or waiver of any provision of, this Agreement to the extent affecting the rights or obligations of the Current Shareholders; and (c) take all other actions reasonably necessary or appropriate in connection with the foregoing. The Sellers’ Representative shall not be liable to any Current Shareholder for any act taken or omission made in good faith in the exercise of the authority granted hereunder, except in the case of fraud or willful misconduct on the part of the Sellers’ Representative. Each Current Shareholder acknowledges that the appointment of the Sellers’ Representative is coupled with an interest and is irrevocable and may not be terminated.

12.13.	Power of Attorney. Each Current Shareholder hereby grants to the Sellers’ Representative an irrevocable power of attorney, coupled with an interest, to execute, deliver, acknowledge, certify and file any and all documents and instruments, and to take any and all actions, as may be necessary, proper or desirable to effectuate the Transactions as contemplated by this Agreement, including without limitation the transfer of Company Shares, the delivery of share certificates or electronic share records, and the entry of the Buyer’s name in the register of shareholders of the Company. Each Current Shareholder hereby ratifies and confirms, and agrees to ratify and confirm, all actions taken by the Company or the Buyer pursuant to this power of attorney.

12.14.	Independent Legal Advice. Each Party acknowledges and confirms that it has had the opportunity to obtain independent legal, financial and tax advice with respect to this Agreement, the Transaction Agreements and the Transactions, and has either obtained such advice prior to executing this Agreement or has voluntarily and knowingly elected not to do so. No Party shall challenge the enforceability of this Agreement on the grounds that it did not receive adequate legal advice.

12.15.	Personal Information. Each Current Shareholder hereby consents to the collection, processing, use, storage and disclosure of its personal information (as defined under Applicable Law) by the Buyer, its agents and service providers for the purposes of: (a) administering this Agreement and the Transactions; (b) complying with Applicable Law and regulatory requirements (including without limitation applicable securities laws); and (c) filing reports and returns with the Israel Registrar of Companies, the Israel Securities Authority, the U.S. Securities and Exchange Commission, Nasdaq and any other applicable Governmental Entity. The Buyer shall handle all personal information in accordance with its obligations under the Israeli Privacy Protection Law, 5741-1981, and all other applicable privacy and data protection laws.

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12.16.	Construction. The Parties have each been represented by counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arising with respect to this Agreement or any provision hereof, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless the context otherwise requires: (a) references to a Section, Exhibit or Schedule are to a section of, exhibit to or schedule to, this Agreement; (b) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (c) the singular includes the plural and vice versa; (d) references to any statute or regulation include all amendments thereto and successor provisions; and (e) headings are for convenience only and shall not affect interpretation.

12.17.	Third Party Beneficiaries. Except as expressly provided in Section 12.5 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, no employee, creditor, customer or other Person not a Party to this Agreement shall be deemed a third party beneficiary hereof.

12.18.	Specific Performance. The Parties acknowledge and agree that irreparable damage would occur, and that monetary damages would be an inadequate remedy, if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy available at law, in equity, or pursuant to this Agreement, without the necessity of posting any bond or other security or proving actual damages.

12.19.	Further Assurances. From and after the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such further instruments, agreements and documents, and take such further actions, as may be reasonably necessary or appropriate to give full effect to the Transactions and the provisions of this Agreement, including without limitation such actions as may be required to vest, perfect or confirm ownership of any right, title or interest contemplated by this Agreement, all without further consideration.

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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE COMPANY:

LightSolver Ltd.

By:	/s/ Ruti Ben-Shlomi
Name:	Ruti Ben-Shlomi
Title:	CEO

THE BUYER:

CollPlant Biotechnologies Ltd.

By:	/s/ Eran Rotem
Name:	Eran Rotem
Title:	Deputy CEO and CFO

SELLERS:

Each Seller shall execute this Agreement and the Joinder by signing below or through the Proxy Holder pursuant to a Seller Proxy, or as set forth in the Joinder and Shareholder Acceptance attached as Exhibit B hereto.

SELLERS’ REPRESENTATIVE:

Ruti Ben Shlomi

/s/ Ruti Ben-Shlomi

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